                                               Filed pursuant to Rule 424(b)(5)
                                               Registration No. 333-94487

          Prospectus Supplement to Prospectus dated February 2, 2000.

[MONY LOGO]
                                  $300,000,000

                              THE MONY GROUP INC.

                     8.35% Senior Notes due March 15, 2010
                             ----------------------
     The MONY Group Inc. will pay interest on the senior notes on March 15 and September 15 of each year. The first such payment will be made on September 15, 2000. The senior notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

     The MONY Group Inc. has the option to redeem all or a part of the senior notes at any time at the prices set forth in this prospectus supplement.

     See "Risk Factors" beginning on page 5 of the accompanying prospectus to read about factors you should consider before buying the senior notes.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                            Per Senior Note       Total
                                                            ---------------       -----
Initial price to public...................................      99.789%        $299,367,000
Underwriting discount.....................................       0.650%        $  1,950,000
Proceeds, before expenses, to The MONY Group Inc..........      99.139%        $297,417,000

     The initial price to public set forth above does not include accrued interest, if any. Interest on the senior notes will accrue from March 8, 2000 and must be paid by the purchaser if the senior notes are delivered after March 8, 2000.

                             ----------------------

     The underwriters expect to deliver the senior notes through the facilities of The Depository Trust Company against payment in New York, New York on March 8, 2000.

GOLDMAN, SACHS & CO.
                DONALDSON, LUFKIN & JENRETTE
                                CHASE SECURITIES INC.
                                             FIRST UNION SECURITIES, INC.
                             ----------------------
                   Prospectus Supplement dated March 3, 2000.

                              THE MONY GROUP INC.

     We are a Delaware corporation and the parent holding company of MONY Life Insurance Company, which we call MONY Life (formerly, The Mutual Life Insurance Company of New York). On November 16, 1998, pursuant to a plan of reorganization which was approved by the New York Superintendent of Insurance, The Mutual Life Insurance Company of New York converted from a mutual life insurance company to a stock life insurance company and became our wholly-owned subsidiary. We were organized on June 24, 1997, for the purpose of becoming the parent holding company of MONY Life. We have no other operations or subsidiaries. On November 16, 1998, we completed an initial public offering of approximately 12.9 million shares of our common stock. The shares of common stock issued in our initial public offering are in addition to approximately 34.3 million shares of common stock which we distributed in our demutualization to certain of our eligible policyholders in exchange for their ownership interests in The Mutual Life Insurance Company of New York.

     On December 31, 1998, MONY Life acquired 100% of the outstanding capital stock of Sagamore Financial Corporation, the parent company of U.S. Financial Life Insurance Company, for a purchase price of $48.0 million. U.S. Financial Life Insurance Company is a special-risk carrier based in Ohio, which distributes its products in 41 states through brokerage general agencies.

     Through MONY Life and its subsidiaries, we are primarily engaged in the business of providing a wide range of life insurance, annuity, and investment products to higher income individuals, particularly family builders, pre-retirees, and small business owners. Our products and services are primarily distributed through our career agency sales force, as well as other complementary distribution channels (including brokerage general agents, registered representatives, mutual fund wholesalers and our international sales force). We principally sell our products in all 50 of the United States, the District of Columbia, the U.S. Virgin Islands, Guam and the Commonwealth of Puerto Rico. We currently insure or provide financial services to more than one million people.

     Our business is organized into three operating segments:

        - Protection Products;

        - Accumulation Products; and

        - Other Products.

     In our Protection Products segment, we offer a wide range of life insurance products, including:

        - variable universal life;

        - whole life;

        - term life;

        - last survivor variable universal life;

        - group universal life;

        - universal life; and

        - corporate-owned life insurance.

     Our Protection Products segment also includes in-force business from the following products:

        - last survivor universal life; and

        - last survivor whole life.

     Also included in the Protection Products segment are:

        - the assets and liabilities transferred in a transaction through which we transferred a substantial portion of our group pension business to AEGON USA, Inc.'s wholly-owned subsidiary, AUSA Life Insurance Company, Inc., as well as the profits we continue to receive from that transferred group pension business;

        - the assets and liabilities that make up the closed block the MONY Life plan of demutualization required us to establish and operate for the benefit of certain policyholders holding participating insurance policies of MONY Life, as well as the contribution from the closed block -- see Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this prospectus; and

        - our disability income insurance business, which was transferred pursuant to a transaction in which we stopped writing new disability insurance business and transferred all of our existing in force disability income insurance business to a third party reinsurer, Centre Life Reinsurance, Ltd., under an indemnity reinsurance contract. We remain contingently liable for all benefits payable with respect to this business if Centre Life Reinsurance, Ltd. fails to meet its obligations under the reinsurance agreement.

     In our Accumulation Products segment, we primarily offer:

        - flexible payment variable annuities; and

        - proprietary retail mutual funds, through our Enterprise Group of Funds.

     Our Accumulation Products segment also includes in-force business from the following products:

        - single premium deferred annuities; and

        - immediate annuities.

     Our Other Products segment primarily consists of:

        - a securities broker-dealer operation;

        - an insurance brokerage operation; and

        - certain lines of business no longer written by us.

     In addition to selling our proprietary investment products, the securities broker-dealer operation provides customers of our protection and accumulation products access to other non-proprietary investment products (including stocks, bonds, limited partnership interests, tax-exempt unit investment trusts and other investment securities). The insurance brokerage operation provides our career agency sales force with access to life, annuity, small group health and specialty insurance products written by other carriers to meet the insurance and investment needs of its customers.

     Our corporate offices are located at 1740 Broadway, New York, New York 10019, and our telephone number is (212) 708-2000.

                                COMPANY STRATEGY

OVERALL STRATEGY

     Pursuant to our current business strategy, we will focus on the following:

     - growing our protection, accumulation and other ancillary businesses by

          - expanding the size of our career agency sale force and improving its productivity, and

          - expanding distribution of our products and services through complementary distribution channels;

     - effectively managing the core operating fundamentals of our businesses;

     - effectively managing our capital position and enhancing our financial flexibility; and

     - seeking opportunities through strategic mergers, acquisitions and alliances in our core businesses.

EXPANDING THE SIZE OF OUR CAREER AGENCY SALES FORCE AND IMPROVE ITS PRODUCTIVITY

     We are committed to the career agency distribution system. We believe that distribution through our career agency sales force is a competitive advantage over other large life insurance companies which do not have a career agency sales force and for whom it would be difficult and expensive to create one. We believe the career agency sales force allows us to establish closer relationships with our customers than is typical of insurers using third party brokers, thereby enhancing our ability to evaluate and respond to customer needs and underwriting risks.

     In early 1998, in order to increase the productivity and size of our career agency sales force, we adopted a plan to "tier" our agents and agencies and to provide focused marketing, recruiting and training support tailored to meet the particular needs of each "tier." By restructuring our agencies into tiers, we are able to segment our career agency sales force into groups according to experience and productivity levels and to assign agency managers to tiers based on their skill sets and the particular needs and goals of such tiers. In January of 1998, we revised our compensation structure to provide a salary plus incentive compensation system for all of our agency managers and sales managers designed to more closely align the interests of the managers with our interests. We believe that these actions will improve the recruitment, retention and productivity of our career agency sales force.

EXPANDING DISTRIBUTION OF THE PRODUCTS AND SERVICES WE OFFER THROUGH COMPLEMENTARY DISTRIBUTION CHANNELS

     We intend to aggressively expand distribution of the products and services we offer through complementary distribution channels to facilitate our penetration of markets, enhance the growth of our business and enhance the brand recognition of our franchise. This expanded distribution will include sales of Enterprise funds through third-party broker dealers, sales of protection products through brokerage general agencies, sales of corporate owned life insurance products by our corporate marketing team and sales of a variety of financial products and services through our Trusted Advisors subsidiary.

EFFECTIVELY MANAGING THE CORE OPERATING FUNDAMENTALS OF OUR BUSINESSES

     We will continue to focus on effectively managing the key factors affecting profitability of our core businesses, including:

     - sales/new business growth;

     - persistency of existing business;

     - mortality;

     - operating efficiency; and

     - investment yield.

EFFECTIVELY MANAGING OUR CAPITAL STRUCTURE AND ENHANCING OUR FINANCIAL
FLEXIBILITY

     We are committed to effectively managing our capital by investing our financial resources at appropriate rates of return and/or returning value to our shareholders through the repurchase of our common stock in the open market and through dividends. In addition, we seek to properly position our finances to take advantage of business opportunities which may arise in the future.

SEEKING OPPORTUNITIES THROUGH STRATEGIC MERGERS, ACQUISITIONS AND ALLIANCES

     Our objective in seeking strategic mergers, acquisitions and alliances are to (i) expand the distribution channels through which we distribute our products and services, (ii) expand the products and services we offer and (iii) enhance economies of scale in our businesses. We believe that making selective acquisitions and engaging in strategic partnerships in our core businesses can more fully utilize our career agency sales force and administrative capacity resulting in improved economies of scale. Throughout 1999, we aggressively pursued acquisition opportunities, but none fit our valuation criteria. We intend to continue to aggressively seek such opportunities in the future.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected financial information. The selected consolidated financial information for each of the years in the four year period ended December 31, 1998 and at December 31, 1998, 1997 and 1996 has been derived from our audited consolidated financial statements. The financial information set forth below for all other periods presented has been derived from unaudited consolidated financial information which we believe presents fairly such consolidated financial information in conformity with generally accepted accounting principles. You should read the selected consolidated financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements and the notes thereto and the other financial information incorporated by reference herein.

                                                                                                             NINE MONTHS ENDED
                                                      AS OF AND FOR THE YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                              ----------------------------------------------------------   ----------------------
                                                1994        1995        1996        1997         1998        1998         1999
                                                ----        ----        ----        ----         ----      ---------   ----------
                                                                     (in millions, except per share data)
CONSOLIDATED INCOME STATEMENT
  DATA: (1)(11)(12)
Revenues:
  Premiums..................................  $   890.6   $   875.9   $   859.8   $   838.6   $    721.8   $   521.3   $    513.6
  Universal life and investment-type product
    policy fees.............................       69.8        80.8       100.9       127.3        151.6       111.9        145.7
  Net investment income.....................      666.9       728.8       751.6       733.0        735.7       554.8        603.5
  Net realized gains (losses) on
    investments(2)..........................       (8.8)       16.2        75.9        72.1        171.1       169.6        100.7
  Group pension profits(3)..................       90.4        61.7        59.5        60.0         56.8        34.1         47.8
  Other income..............................      107.6        96.2       117.3       145.4        163.2       115.5        140.0
                                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
        Total revenues......................    1,816.5     1,859.6     1,965.0     1,976.4      2,000.2     1,507.2      1,551.3
        Total benefits and expenses.........    1,751.5     1,797.8     1,864.5     1,788.7      1,706.0     1,246.6      1,343.3
                                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
Income before income taxes and extraordinary
  item......................................       65.0        61.8       100.5       187.7        294.2       260.6        208.0
Income tax expense(4).......................       42.9        21.4        44.0        57.3        103.0        91.3         71.1
                                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
Income before extraordinary item............       22.1        40.4        56.5       130.4        191.2       169.3        136.9
Extraordinary item --
  demutualization expenses, net.............         --          --          --        13.3         27.2        15.5          1.9
                                              ---------   ---------   ---------   ---------   ----------   ---------   ----------
Net income..................................  $    22.1   $    40.4   $    56.5   $   117.1   $    164.0   $   153.8   $    135.0
                                              =========   =========   =========   =========   ==========   =========   ==========
Basic Earnings Per Share(5).................         --          --          --          --   $     0.19          --   $     2.86
Diluted Earnings Per Share(5)...............         --          --          --          --   $     0.18          --   $     2.83
Basic Book Value Per Share..................         --          --          --          --   $    37.63          --   $    37.21
Diluted Book Value Per Share................         --          --          --          --   $    37.12          --   $    36.78
SHARE DATA:
Weighted average shares used in basic per
  share calculations........................         --          --          --          --   47,241,084          --   47,238,166
Weighted average shares used in diluted per
  share calculations........................         --          --          --          --   47,884,815          --   47,785,963
CONSOLIDATED BALANCE SHEET DATA:  (11)
Total assets(6)(7)..........................  $20,326.8   $21,678.2   $22,143.5   $23,611.3   $ 24,956.0   $23,905.7   $ 24,301.4
Total debt..................................  $   504.7   $   578.4   $   422.7   $   423.6   $    375.4   $   373.7   $    355.4
Total liabilities(8)(9).....................  $19,384.8   $20,504.3   $20,973.0   $22,290.7   $ 23,178.4   $22,377.2   $ 22,543.7
Shareholders' equity(10)....................  $   942.0   $ 1,173.9   $ 1,170.5   $ 1,320.6   $  1,777.6   $ 1,528.5   $  1,757.7

              NOTES TO SELECTED CONSOLIDATED FINANCIAL INFORMATION

 (1) The conversion of the predecessor to MONY Life to a stock life insurance company and the establishment of the closed block have significantly affected the presentation of our consolidated financial statements. The most significant effects are as follows:

         - The results of the policies included in the closed block are reflected as a single line item in our statements of income, entitled "Contribution from the Closed Block," whereas, prior to the establishment of the closed block, the results of such business were reported in various line items in our income statement, including premiums, net investment income, net realized gains, benefits, amortization of deferred policy acquisition costs, etc.

         - The assets and liabilities allocated to the closed block are reported separately in our balance sheet under the captions "Closed Block assets" and "Closed Block liabilities," respectively.

      To assist interested parties in analyzing our consolidated financial results, the consolidated income statement information for the nine month period ended September 30, 1999 and the year ended December 31, 1998 present the individual components of the closed block activity for such periods, combined on a line by line basis, with such activity outside the closed block. This consolidated combined basis income statement is provided to facilitate comparisons of current period results with that of the other periods presented.

 (2) Includes writedowns for impairment and net changes in valuation allowances on real estate, mortgage loans and investment securities aggregating $11.3 million, $13.1 million, $24.4 million, $76.0 million, $20.1 million, $54.3 million and $49.3 million for the nine month periods ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively.

 (3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Group Pension Transaction" and Note 10 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 1998.

 (4) As a mutual life insurance company, the predecessor to MONY Life was subject to the add-on (surplus) tax imposed on mutual life insurance companies under Section 809 of the Internal Revenue Code of 1986 (the "Code"). Section 809 requires (and the surplus tax results from) the disallowance of a portion of a mutual life insurance company's policyholder dividends as a deduction from taxable income. The income tax expense amounts include $0.0 million, $0.0 million, $0.0 million, $(5.8) million, $12.8 million, $0.0 million and $23.0 million of surplus tax for the nine month periods ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively.

 (5) In accordance with generally accepted accounting principles, per share amounts presented for 1998 include only the results of operations for the period from November 16, 1998 (the effective date of our reorganization) through December 31, 1998. On a pro forma basis, assuming the reorganization occurred January 1, 1998, basic and diluted earnings per share would have been $4.05 and $3.99 respectively. See Note 4 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 1998.

 (6) Includes assets of $5,173.0 million, $5,721.9 million, $5,751.8 million, $5,714.9 million, $5,627.6 million, $5,992.8 million and $5,660.1 million at September 30, 1999 and 1998 and December 31, 1998, 1997, 1996, 1995 and
     1994, respectively, transferred in the group pension transaction with AUSA Life Insurance Company, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Group

     Pension Transaction" and Note 10 to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 1998.

 (7) Includes closed block assets of $6,153.0 million and $6,161.2 million at September 30, 1999 and December 31, 1998, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 and Note 20 to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 1998.

 (8) Includes liabilities of $5,157.0 million, $5,649.7 million, $5,678.5 million, $5,638.7 million, $5,544.1 million, $5,855.7 million and $5,608.0 million at September 30, 1999 and 1998 and December 31, 1998, 1997, 1996, 1995 and 1994, respectively, transferred in the group pension transaction with AUSA Life Insurance Company, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Group Pension Transaction" and Note 10 to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 1998.

 (9) Includes closed block liabilities of $7,275.7 million and $7,290.7 million at September 30, 1999 and December 31, 1998, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 and Note 10 to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 1998.

(10) Shareholders' equity at December 31, 1998 includes approximately $248.7 million which represents the remaining net proceeds from our initial public offering after deducting cash used to pay cash to certain eligible policyholders and cash used to fund policy credits given to certain eligible policyholders in connection with our demutualization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 1998.

(11) Prior to 1996, the predecessor to MONY Life, as a mutual life insurance company, prepared its financial statements in conformity with accounting practices prescribed or permitted by the New York Insurance Department, which accounting practices were considered to be generally accepted accounting principles for mutual life insurance companies. As of January 1, 1996, the predecessor to MONY Life adopted Financial Accounting Standards Board (FASB) Interpretation No. 40, Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and Other Enterprises, and Statement of Financial Accounting Standards (SFAS) No. 120, Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long Duration Participating Policies. Interpretation No. 40 and SFAS No. 120 require mutual life insurance companies to adopt all applicable authoritative pronouncements pursuant to generally accepted accounting principles in their general purpose financial statements. Accordingly, the financial information presented in the Selected Consolidated Financial Information for periods prior to 1996 has been derived from financial information of the predecessor to MONY Life which has been retroactively restated to reflect the adoption of all applicable authoritative pronouncements pursuant to generally accepted accounting principles. See Note 4 to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 1998.

(12) The comparability of our results of operations for the periods presented is affected by the sale of our disability income business in 1997 pursuant to the transaction with Centre Life Reinsurance, Ltd. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 1998.

                              RECENT DEVELOPMENTS

     The following discussion is an excerpt of our earnings release dated February 10, 2000 and should be read in conjunction with financial information presented and incorporated by reference herein, in particular, our current report on Form 8-K which contains the complete text of the aforementioned earnings release.

     Prior to our initial public offering in November 1998, MONY Life was not a stock company. Accordingly, per share amounts presented for 1998 periods for comparative purposes are pro forma, assuming that the diluted shares outstanding at the end of 1998 had been outstanding since January 1, 1998. The 1998 pro forma per share amounts do not assume investment income from the proceeds of our initial public offering for the period prior to the date of such offering.

     Operating income for the periods presented below was determined by excluding after-tax net realized gains and extraordinary items from net income.

     On February 10, 2000 we reported operating income for the quarter ended December 31, 1999 of $95.4 million, or $1.99 per share, compared with $21.0 million, or $0.44 per share, for the prior-year period.

     1999 fourth-quarter net income was $113.6 million, or $2.37 per share, which included net realized gains on investments of $18.8 million or $0.38 per share, compared to 1998 fourth-quarter net income of $10.2 million, or $0.21 per share, which included net realized gains on investments of $1 million or $0.02 per share and charges for extraordinary expenses related to the company's demutualization totaling $0.25 per share.

     Operating income for the full year 1999 was $210.0 million, or $4.39 per share, excluding a non-recurring restructuring charge of $38.8 million or $0.81 per share related to our voluntary retirement and realignment program. Operating income for 1998 was $80.0 million, or $1.67 per share.

     Net income for the full year 1999, was $248.6 million or $5.20 per share. This included net realized gains on investments of $79.4 million, or $1.66 per share, the restructuring charge of $38.8 million or $0.81 per share related to the voluntary retirement program and an extraordinary charge of $2.0 million, or $0.04 per share related to our odd-lot sales and purchase program. 1998 net income was $164.0 million, or $3.42 per share, and included net realized investment gains and charges for extraordinary expenses related to our demutualization totaling $1.75 per share.

     We also reported the following 1999 highlights:

     - Ratings of our primary U.S. life insurance units were upgraded by Standard & Poor's to AA- (Very Strong), Moody's Investors Service to A2
       (Good), and Duff & Phelps to AA- (Very High). Earlier in the year, A.M. Best upgraded these insurance units to A (Excellent).

     - Our equity partnerships, which invest in venture capital opportunities, generated $119 million of pre-tax operating income ($77 million or $1.62 per share after tax) in the fourth quarter. For the full year, they generated operating income (pre-tax) of $189 million and (after-tax) of $123 million or $2.57 per share. Presently we have approximately $280 million of pretax gains related to our equity partnership investments that may be realized in the future but are subject to market fluctuations.

     - Book value (excluding accumulated comprehensive income) at December 31, 1999 was $38.79 per share, a 14% increase compared with book value per share of $33.94 at December 31, 1998.

     - The Enterprise Group of Funds was the third-fastest-growing load fund family in 1999 of all load fund family groups with at least $1 billion in assets at year-end 1998, according to Strategic Insight, an independent financial research firm.

     - Proceeds from the real estate disposition program were $89 million in the fourth quarter of 1999, resulting in realized gains of $12 million. For the full year 1999, proceeds of the program were $350 million, producing $68 million in realized gains.

     In the case of Chatlos v. The MONY Life Insurance Company, et al., an action challenging the fairness and adequacy of MONY Life's plan of reorganization which was approved by the New York Superintendent of Insurance, by letters to the Court dated January 7 and 13, 2000, defendants requested a pre-motion conference preliminary to the filing of motions to dismiss the complaint on the grounds, among others, of lack of subject matter jurisdiction, federal abstention, immunity from suit under the Eleventh Amendment to the U.S. Constitution, statute of limitations and failure to state a claim. In response, plaintiffs' counsel offered to voluntarily dismiss the federal court complaint without prejudice to their right to refile the case in state court, and a stipulation to that effect was thereafter prepared and submitted to the Court for its approval. On February 2, 2000, the District Court entered an order approving the voluntary dismissal of the complaint. Under the terms of the order, plaintiffs have six months from the date thereof to refile in state court, and defendants have retained the right in any subsequent action to assert that plaintiffs' claims were time-barred when initially asserted and/or barred by virtue of plaintiffs' delay (laches) in bringing suit in the first place.

     On January 11, 2000, we announced the retirement of Claude M. Ballard, Jr. from our board of directors and from the board of directors of MONY Life. Our board of directors now has 13 members and intends to fill the open slot created by Mr. Ballard's retirement.

     On January 31, 2000, MONY Life paid to The MONY Group Inc. a cash dividend of $75 million.

                                 CAPITALIZATION

     The information presented below has been selected from or based on detailed information and financial statements appearing in the documents incorporated herein by reference. This information should be read in connection with the information incorporated herein by reference.

                                                               AS OF SEPTEMBER 30, 1999
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(1)
                                                               ------     --------------
                                                                    (in millions)
Common stock, par value.....................................  $    0.5       $    0.5
Capital in excess of par....................................   1,615.9        1,615.9
Retained earnings(2)........................................     129.6           90.6
Accumulated comprehensive income............................      11.7           11.7
Short term debt.............................................      97.5           97.5
Long term debt
  Senior debt...............................................       0.0          300.0
  Surplus notes.............................................     240.0             --
  Other.....................................................      17.9           17.9
                                                              --------       --------
                                                              $2,113.1       $2,134.1
                                                              ========       ========

---------------
(1) Reflects the issuance of the senior notes and the use of proceeds therefrom to repurchase all of MONY Life's outstanding surplus notes. There can be no assurance that the full aggregate principal amount of these surplus notes will be repurchased.

(2) Gives effect to an extraordinary loss after-tax of approximately $39 million to be recognized in connection with the repurchase of MONY Life's surplus notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                              YEAR ENDED                    NINE MONTHS ENDED
                                             DECEMBER 31,                   SEPTEMBER 30, 1999
                                 ------------------------------------    ------------------------
                                 1994    1995    1996    1997    1998    ACTUAL    AS ADJUSTED(1)
                                 ----    ----    ----    ----    ----    ------    --------------
                                                                               (unaudited)
Ratio of earnings to fixed
  charges......................  2.2     2.1     2.8     5.9     7.5      7.4           7.3

---------------
(1) Reflects the issuance of the senior notes and the use of proceeds therefrom to repurchase all of MONY Life's outstanding surplus notes. There can be no assurance that the full aggregate principal amount of these surplus notes will be repurchased.

                                USE OF PROCEEDS

     MONY Life intends to repurchase and retire all, or a portion, of its $125 million 11.25% surplus notes due August 15, 2024 and all of its $115 million 9.50% surplus notes due December 30, 2012. We intend to use a portion of the net proceeds from the sale of the senior notes as follows to finance MONY Life's repurchase of the surplus notes:

     - we will purchase new surplus notes issued by MONY Life with a portion of the net proceeds, and

     - we will make a capital contribution to MONY Life with a portion of the net proceeds.

Payments of principal and interest on the new surplus notes will require the consent of the New York Superintendent of Insurance.

     The 9.50% surplus notes are currently held by affiliates of Goldman, Sachs & Co. which is an underwriter of the offering.

     We may use a portion of the net proceeds from the sale of the senior notes for repurchases of our outstanding common stock pursuant to our recently announced stock repurchase program. Under this program, we may repurchase up to 5%, or approximately 2.4 million shares, of our common stock.

     Any remaining net proceeds will be used for general corporate purposes.

                        DESCRIPTION OF THE SENIOR NOTES

     We have summarized provisions of the senior notes below. It is important for you to consider the information contained in this prospectus supplement and the accompanying prospectus before making your decision to invest in the senior notes. If any specific information regarding the senior notes in this prospectus supplement is inconsistent with the more general terms of the senior notes described in the prospectus, you should rely on the information contained in this prospectus supplement.

GENERAL

     The senior notes will be issued under an amended and restated indenture dated as of February 15, 2000, as supplemented by the First Supplemental Indenture to be dated March 8, 2000, with respect to the issuance of the senior notes, between us and The Chase Manhattan Bank, as trustee.

     The senior notes will mature on March 15, 2010 and will bear interest at 8.35% per annum. Interest on the senior notes will accrue from March 8, 2000. The senior notes provide that we will:

     - pay interest semi-annually on March 15 and September 15 of each year, commencing September 15, 2000, and at maturity;

     - pay interest to the person in whose name a senior note is registered at the close of business on the March 1 or September 1 preceding the interest payment date;

     - compute interest on the basis of a 360-day year consisting of twelve 30-day months; and

     - make payments by wire transfer for senior notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the senior note register.

     We will issue the senior notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. The senior notes will not be subject to any sinking fund.

RANKING

     The senior notes will be senior unsecured obligations of The MONY Group Inc. and will rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness. The senior notes will rank senior to any subordinated indebtedness.

     We are a holding company and will primarily depend on the receipt of dividends from and payments on surplus notes of MONY Life to meet our obligations under the senior notes. See "Risk Factors -- Dividends and debt service payments may be affected by limitations imposed on MONY Life Insurance Company" in the accompanying prospectus. Because the creditors of our subsidiaries, including MONY Life's policyholders, generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our senior notes will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, your right to participate in any distribution of our subsidiaries' assets is necessarily subject to the claims of the subsidiaries' creditors, including MONY Life's policyholders. As of September 30, 1999, the aggregate amount of liabilities and obligations of our subsidiaries that would have effectively ranked senior to the senior notes was approximately $22,529.90 million.

OPTIONAL REDEMPTION

     The senior notes will be redeemable, in whole or in part, at our option at any time at a redemption price equal to the greater of:

     - 100% of the principal amount of the senior notes; or

     - the sum of the present values of the remaining scheduled payments for principal and interest on the senior notes, not including any portion of the payments of interest accrued as of the date of redemption, discounted to the redemption date on a semiannual basis at the Treasury Rate, plus 25 basis points;

plus, in each case, accrued and unpaid interest on the senior notes to the date of redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with comparable maturity to the remaining term of the senior notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or
(2) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all of the quotations.

     "Independent Investment Banker" means Goldman, Sachs & Co. and any successor firm or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with The MONY Group Inc.

     "Reference Treasury Dealer" means each of Goldman, Sachs & Co. and any three of the following as determined by us: Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc., First Union Securities, Inc., Morgan Stanley & Co. Incorporated and ABN AMRO Incorporated; provided that (i) if any of the foregoing shall cease to be a primary treasury dealer in U.S. Government securities, we will substitute another primary treasury dealer in its place and (ii) if we fail to select a substitute within a reasonable period of time, then the substitute will be any other primary treasury dealer selected by the trustee after consultation with us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for the redemption date.

     Notice of any redemption will be mailed at least 30 days but not more then 60 days before the redemption date to each holder of the senior notes to be redeemed.

     Unless we default in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the senior notes or portions of the senior notes called for redemption.

DEFEASANCE

     The defeasance and covenant defeasance provisions of the indenture described under the caption "Description of the Senior Notes -- Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the senior notes.

NOTICES

     We will mail notices and communications to the holder's address shown on the register of the senior notes.

THE TRUSTEE; PAYING AGENTS AND TRANSFER AGENTS

     The Chase Manhattan Bank is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking services for us and will serve as trustee pursuant to indentures and other instruments entered into by us or trusts established by us in connection with future issues of securities, for which they receive customary fees. The trustee will be the paying agent and transfer agent for the senior notes.

BOOK-ENTRY DELIVERY AND SETTLEMENT

     We will issue the senior notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

     DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     - DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     - Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

     - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     - Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

     - The rules applicable to DTC and its participants are on file with the SEC.

     We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. None of The MONY Group Inc., the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

     We expect that under procedures established by DTC:

     - Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes.

     - Ownership of the senior notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

     The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the senior notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in senior notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the senior notes represented by that global note for all purposes under the indenture and under the senior notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have senior notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated senior notes and will not be considered the owners or holders thereof under the indenture or under the senior notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of senior notes under the indenture or the global note.

     Neither The MONY Group Inc. nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of senior notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the senior notes.

     Payments on the senior notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the senior notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

     Payments on the senior notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

CERTIFICATED NOTES

     We will issue certificated senior notes to each person that DTC identifies as the beneficial owner of the senior notes represented by the global notes upon surrender by DTC of the global notes if:

     - DTC notifies us that it is no longer willing or able to act as a depository for the global notes or DTC is no longer eligible or in good standing under the Exchange Act or other applicable statute or regulation, and we have not appointed a successor depository within 90 days of that notice;

     - We determine not to have the senior notes represented by a global note;
       or

     - An event of default under the indenture has occurred and DTC requests the issuance of certificated senior notes.

     Neither The MONY Group Inc. nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related senior notes. The MONY Group Inc. and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the senior notes to be issued.

                                  UNDERWRITING

     The MONY Group Inc. and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the senior notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of senior notes indicated in the following table:

                                                              Principal Amount of
                        Underwriters                             Senior Notes
                        ------------                          -------------------
Goldman, Sachs & Co. .......................................     $165,000,000
Donaldson, Lufkin & Jenrette Securities Corporation.........      105,000,000
Chase Securities Inc. ......................................       15,000,000
First Union Securities, Inc. ...............................       15,000,000
                                                                 ------------
          Total.............................................     $300,000,000
                                                                 ============

     The senior notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any senior notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to .400% of the principal amount of senior notes. Any such securities dealers may resell any senior notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to .250% of the principal amount of senior notes. If all the senior notes are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

     The senior notes are a new issue of securities with no established trading market. The MONY Group Inc. has been advised by the underwriters that the underwriters intend to make a market in the senior notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes.

     In connection with the offering, the underwriters may purchase and sell senior notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of senior notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased senior notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The MONY Group Inc. estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

     The MONY Group Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     In the ordinary course of their business, certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other transactions with The MONY Group Inc. and its affiliates. In addition, certain of the underwriters and their affiliates distribute a number of our products, for which they receive customary compensation.

     The Chase Manhattan Bank, trustee under the indenture and the First Supplemental Indenture, is an affiliate of Chase Securities Inc., an underwriter for this offering.

     Affiliates of Goldman, Sachs & Co., which is one of the underwriters, own over 10% of the surplus notes of MONY Life. This offering is therefore being made in compliance with the applicable provisions of NASD Conduct Rule 2720. No sale of senior notes may be made to a discretionary account without the prior specific written approval of the customer.

                                 LEGAL OPINIONS

     The validity of the senior notes will be passed upon for The MONY Group Inc. by Dewey Ballantine LLP, New York, New York. The validity of the senior notes will be passed upon for the underwriters by Sullivan & Cromwell, New York, New York. Dewey Ballantine LLP has from time to time represented, and continues to represent, certain of the underwriters on other legal matters.

PROSPECTUS

                                 $1,000,000,000

                              THE MONY GROUP INC.

                                  Senior Notes

                           Junior Subordinated Notes

                            Stock Purchase Contracts

                              Stock Purchase Units

                                Preferred Stock

                                  Common Stock

                           -------------------------

                              MONY CAPITAL TRUST I
                             MONY CAPITAL TRUST II

                           Trust Preferred Securities

          Fully and unconditionally guaranteed as set forth herein by

                              THE MONY GROUP INC.

                           -------------------------

     We may from time to time issue up to $1,000,000,000 aggregate principal amount of these securities. The accompanying prospectus supplement will specify the terms of the securities.

     We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

     See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before buying any of these securities.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

     Our shares of common stock are listed on the New York Stock Exchange under the trading symbol "MNY."

                The date of this prospectus is February 2, 2000.

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
About this Prospectus................     3
The MONY Group Inc...................     4
Risk Factors.........................     5
Where You Can Find More Information..    15
Special Note Regarding Forward-
  Looking Statements.................    16
Ratios of Earnings to Fixed
  Charges............................    17
The Trusts...........................    18
Accounting Treatment of Trusts.......    19
Use of Proceeds......................    19
Description of the Senior Notes......    20
Description of the Junior
  Subordinated Notes.................    28
Description of the Trust Preferred
  Securities.........................    40

                                       PAGE
                                       ----
Description of the Guarantees........    41
Relationship Among the Trust
  Preferred Securities, the Junior
  Subordinated Notes and the
  Guarantees.........................    44
Description of Stock Purchase
  Contracts and Stock Purchase
  Units..............................    46
Description of the Preferred
  Stock..............................    47
Description of the Common
  Stock..............................    48
Plan of Distribution.................    50
Legal Matters........................    51
Experts..............................    52

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell any combination of:

     - senior notes;

     - junior subordinated notes;

     - stock purchase contracts;

     - stock purchase units;

     - preferred stock; and

     - common stock,

and MONY Capital Trust I and MONY Capital Trust II may, from time to time, sell:

     - trust preferred securities guaranteed by us;

in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of those securities. Each time we sell any of these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with additional information under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about our company, the Trusts and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                              THE MONY GROUP INC.

     We are a Delaware corporation. We are the parent holding company of MONY Life Insurance Company (formerly, The Mutual Life Insurance Company of New
York). On November 16, 1998, pursuant to a plan of reorganization which was approved by the New York Superintendent of Insurance, The Mutual Life Insurance Company of New York converted from a mutual life insurance company to a stock life insurance company and became our wholly-owned subsidiary. We were organized on June 24, 1997, for the purpose of becoming the parent holding company of MONY Life Insurance Company. We have no other operations or subsidiaries. Also, on November 16, 1998, The Mutual Life Insurance Company of New York changed its name to MONY Life Insurance Company. At that same time, we completed an initial public offering of approximately 12.9 million shares of our common stock. The shares of common stock issued in our initial public offering are in addition to approximately 34.3 million shares of common stock which we distributed in our demutualization to some of our eligible policyholders in exchange for their ownership interests in MONY Life Insurance Company.

     Through MONY Life Insurance Company and its subsidiaries, we are primarily engaged in the business of providing a wide range of life insurance, annuity, and investment products to higher income individuals, particularly family builders, pre-retirees, and small business owners. Our products and services are primarily distributed through our career agency sales force, as well as other complementary distribution channels (including brokerage general agents, registered representatives, mutual fund wholesalers and our international sales force). We principally sell our products in all 50 of the United States, the District of Columbia, the U.S. Virgin Islands, Guam and the Commonwealth of Puerto Rico. We currently insure or provide financial services to more than one million people.

     Our corporate offices are located at 1740 Broadway, New York, New York 10019, and our telephone number is (212) 708-2000.

                                  RISK FACTORS

     You should carefully consider the following factors, in addition to the other information provided in this prospectus and any applicable prospectus supplement, before purchasing any of the securities.

DIVIDENDS AND DEBT SERVICE PAYMENTS MAY BE AFFECTED BY LIMITATIONS IMPOSED ON MONY LIFE INSURANCE COMPANY

     Our company is an insurance holding company. The assets of our company consist primarily of all of the outstanding shares of the common stock of MONY Life Insurance Company. Our ongoing ability to pay dividends to our stockholders and meet our obligations, including paying operating expenses and any debt service, primarily depends upon the receipt of dividends from MONY Life Insurance Company. Any inability of MONY Life Insurance Company to pay dividends to us in the future in an amount sufficient for us to pay dividends to our stockholders and meet our other obligations, including debt service obligations such as payments of principal, premium, if any, and interest on any debt securities issued pursuant to this prospectus, may materially adversely affect our business, results of operations and financial condition.

     The payment of dividends by MONY Life Insurance Company is regulated under state insurance law. Under the New York Insurance Law, MONY Life Insurance Company may pay a stockholder dividend to us only if it files notice of its intention to declare a dividend and the amount of the dividend with the New York Superintendent of Insurance. The New York Superintendent may prevent the payment of the dividend. Under the New York Insurance Law, the New York Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of that dividend. The New York Insurance Department has established informal guidelines for the New York Superintendent's determinations that focus on, among other things, an insurer's overall financial condition and profitability under statutory accounting practices. We cannot assure you that MONY Life Insurance Company will be able to pay dividends to us in an amount sufficient to fund our cash requirements, pay cash dividends and service our debt.

     MONY Life Insurance Company of America is a subsidiary of MONY Life Insurance Company and is regulated by the Arizona insurance laws. The Arizona insurance laws contain similar restrictions on the ability of MONY Life Insurance Company of America to pay dividends to MONY Life Insurance Company.

     From time to time, the National Association of Insurance Commissioners and various state insurance regulators have considered, and may in the future consider and adopt, proposals to further restrict the making of dividend payments by an insurer without regulatory approval. MONY Life Insurance Company's ability to pay dividends to us will be further restricted if these types of proposals are enacted.

THE DECLINE AND EXPIRATION OF PAYMENTS AND INCOME RELATED TO OUR GROUP PENSION BUSINESS TRANSFERRED TO AEGON MAY REDUCE OUR PROFITS

     On December 31, 1993, we entered into an agreement with AEGON USA, Inc. Under the agreement, we transferred a substantial portion of our group pension business to AEGON's wholly-owned subsidiary, AUSA Life Insurance Company, Inc. The transaction was legally structured as a sale. However, for accounting purposes, we continue to record the assets and liabilities comprising the transferred business, and the related profits from the transferred business, in our financial statements. The assets, liabilities and profits are recorded on our financial statements because, pursuant to the terms of the agreement with AEGON, we retained substantially all the risks and rewards of the transferred business.

     On December 31, 1993, we also made a $200.0 million capital investment in AEGON by purchasing $150.0 million face amount of Series A Notes and $50.0 million face amount of Series B Notes. The Series A Notes pay interest at 6.44% per annum and the Series B Notes pay interest at 6.24% per annum. Both the Series A and Series B Notes mature on December 31, 2002.

     Pursuant to the AEGON agreement, we receive from AUSA:

     (1) payments on an annual basis through December 31, 2002 equal to all of the earnings from the deposits on contracts in force and transferred to AEGON on December 31, 1993;

     (2) a final payment at December 31, 2002 based on the remaining fair value of the deposits on contracts in force and transferred to AEGON on December 31, 1993; and

     (3) a contingent payment at December 31, 2002 based on new business growth subsequent to December 31, 1993. However, it is unlikely that we will receive this payment because of the high level of new business growth necessary in order to receive it.

     With respect to the payments received in clause (1) above, the annual earnings from the deposits are measured in accordance with an earnings formula contained in the AEGON agreement. The earnings formula is substantially the same as generally accepted accounting principals, except that:

     - asset impairments on fixed maturity securities are only recognized when such securities are designated with a rating of "6" by the National Association of Insurance Commissioners, and

     - no impairment losses are recognized on mortgage loans until those loans are disposed of or at the time, and in the calculation, of the final payment referred to in clause (2) above.

     Earnings from the deposits on contracts in force and transferred to AEGON on December 31, 1993 calculated pursuant to the application of the earnings formula described above are recorded in our financial statements only after adjustments. These adjustments primarily recognize asset impairments in accordance with generally accepted accounting principles, specifically, Statements of Financial Accounting Standards Nos. 114 and 115. As adjusted, the earnings or "group pension profits" are reported in accordance with generally accepted accounting principles. Losses which arise from the application of the earnings formula for any annual period will be reflected in our results of operations (after adjustments to reflect such losses in accordance with generally accepted accounting principles) only up to the amount for which we are at risk (as described below), which at any time is equal to the then outstanding principal amount of the Series A Notes.

     Operating losses reported in any annual period pursuant to the earnings formula are carried forward to reduce any earnings in subsequent years reported pursuant to the earnings formula. Any resulting deficit remaining at December 31, 2002 will be deducted from the final payment referred to in clause (2) above and the contingent payment referred to in clause (3) above, if any. If a deficit still remains, it will be applied as an offset against the principal payment we are due upon maturity of the Series A Notes. The Series A Notes have been allocated to the closed block.

     The group pension profits have represented a significant portion of our net income. For the nine-month periods ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, AUSA reported earnings to us pursuant to the application of the earnings formula of $21.4 million, $40.0 million, $49.8 million, $55.7 million and $66.7 million, respectively, and we recorded group pension profits of $47.8 million, $34.1 million, $56.8 million, $60.0 million and $59.5 million, respectively. The group pension profits represented 23.0%, 13.1%, 19.3%, 32.0% and 59.2% of income before income taxes and extraordinary item for those periods, respectively. In addition, we expect the annual payments referred to in clause
(1) above, and in turn the group pension profits, to decline in each succeeding annual period consistent with the continuing run-off of the underlying business until they terminate as of December 31, 2002. Accordingly, our financial position and results of operations could be adversely affected unless we take actions which will increase our revenue and net income in each succeeding year and, particularly, subsequent to December 31, 2002, to replace the group pension profits.

CHANGES IN INTEREST RATES MAY SIGNIFICANTLY AFFECT OUR PROFITABILITY

     In periods of increasing interest rates, policy loans and surrenders and withdrawals may tend to increase as policyholders seek investments with higher perceived returns. This process may result in cash outflows requiring that we sell invested assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. Conversely, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive investments, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased persistency during a period when our new investments carry lower returns. In addition, borrowers may prepay or redeem mortgages and bonds in our investment portfolio as they seek to borrow at lower market rates, and we might have to reinvest those funds in lower interest-bearing investments. Accordingly, during periods of declining interest rates, a decrease in the spread between interest and dividend rates to policyholders and returns on our investment portfolio may adversely affect our profitability.

OUR INVESTMENT PORTFOLIO RAISES POTENTIAL RISKS

THE VALUE OF OUR INVESTMENT PORTFOLIO WILL FLUCTUATE

     Our investment portfolio consists primarily of fixed maturity securities, equity securities, limited partnership interests, money market investments, commercial mortgage loans, agricultural mortgage loans and real estate. The fair value of these and our other invested assets fluctuates depending on general economic and market conditions. In addition, we are also subject to credit risk relating to the uncertainty associated with the continued ability of debtors to make timely payments pursuant to the contractual terms underlying these investments.

     With respect to our investments in fixed maturity securities and commercial and agricultural mortgage loans, the market value of these investments generally increases or decreases in an inverse relationship with fluctuations in interest rates, and our net investment income increases or decreases in direct relationship with interest rate changes.

     We may, from time to time, for business, regulatory or other reasons, elect or be required to sell some of our general account invested assets at a time when their fair values are less than their carrying values, resulting in realized losses on investments, which would reduce net income.

WRITEDOWNS OF FIXED MATURITY SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY

     A portion of our invested assets consist of fixed maturity securities. We write down to fair value fixed maturity securities whose value is deemed other than temporarily impaired. We record these writedowns as realized investment losses and, accordingly, we reflect those writedowns in our results of operations and we permanently adjust the cost basis of the respective assets to reflect the impairment. In the past we have recorded investment losses as a result of writedowns. There can be no assurance that we will not need to make additional writedowns for impairment with respect to our fixed maturity securities. Any of these writedowns may have a material adverse effect on our financial position and results of operations.

PREPAYMENT OF OUR MORTGAGE BACKED SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY

     Our fixed maturity securities include mortgage backed securities, collateralized mortgage obligations and pass-through securities. These securities are subject to prepayment risks that vary with, among other things, interest rates. During periods of declining interest rates, mortgage backed securities generally prepay faster as the underlying mortgages are prepaid and are refinanced by the borrowers in order to take advantage of the lower rates. Mortgage backed securities that we purchase at a premium because they have an amortized cost that is greater than par, may experience a reduction in yield or a loss as a result of these prepayments. In addition, during periods of declining interest rates, we will generally be unable to reinvest the proceeds of the prepayment at comparable yields. Conversely, during periods of rising interest rates, prepayments are generally slow. Mortgage backed securities that we purchase at a discount because they have an amortized value that is less than par, may experience a decrease in yield or a loss as a result of slower prepayments.

GENERAL MARKET CONDITIONS MAY ADVERSELY AFFECT OUR INVESTMENTS IN LIMITED PARTNERSHIPS

     We have investments in many limited partnerships. Investment results for this portfolio are dependent upon, among other things, general market conditions for initial and secondary offerings of common stock. In the past we earned significant investment income from investments in limited partnership interests. There can be no assurance that the recent level of investment returns achieved on limited partnership investments can be sustained in the future, and the failure to do so could have a material adverse effect on our financial position and results of operations.

FLUCTUATIONS IN MARKET VALUE OF SEPARATE ACCOUNT ASSETS MAY RESULT IN FLUCTUATIONS IN OUR REVENUE FROM POLICY CHARGES

     The risk of fluctuations in market value of substantially all of our separate account assets is borne by the separate account contract holders. A number of our policy charges for administering these separate account assets, however, are set as a percentage of market value of the assets. Accordingly, fluctuations in the market value of separate account assets may result in fluctuations in our revenue from policy charges.

WE MAY BE ADVERSELY AFFECTED BY THE DECLINE IN VALUE OF OUR REAL ESTATE INVESTMENTS

WRITEDOWNS OF REAL ESTATE HELD FOR INVESTMENT WOULD REDUCE OUR NET INCOME

     We are subject to the risk that our investments in real estate may decline in value. We generally adjust the carrying value of real estate classified as held for investment for declines in value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We record these writedowns as realized investment losses, which would reduce our net income.

INCREASES IN VALUATION ALLOWANCES WOULD REDUCE OUR NET INCOME

     Once we identify a real estate property to be sold and commence a plan for marketing the property, the property is classified as "to be disposed of" and, if necessary, a valuation allowance is established to the extent that its fair value minus associated selling costs is less than its current carrying value. These valuation allowances are periodically revised, if necessary, to reflect changes in fair value, except that, in no case will the carrying value of the real estate property exceed its original cost. Increases in valuation allowances serve to reduce our net income.

  ANY FUTURE SALES OF REAL ESTATE COULD RESULT IN GAAP OR STATUTORY LOSSES

     Because we adjust carrying values to reflect valuation allowances, we expect the net proceeds from sales of real estate will not be materially different from the carrying value of the real estate on a generally accepted accounting principles basis. However, we cannot assure you that increases in valuation allowances will not be required in the future or that future sales of real estate will not be made at amounts below recorded GAAP carrying value, which may have a material adverse effect on our financial position and results of operations.

     The accounting practices we use in our regulatory filings with the New York Insurance Department are different from GAAP. The carrying value of real estate on a statutory basis exceeds the carrying value of these investments on a GAAP basis. Because of this difference in accounting treatment, we expect to incur losses on a statutory basis as a result of anticipated real estate sales. These losses could materially affect our statutory basis surplus and net income.

     We cannot give you any assurance as to whether, when or for what amounts any real estate that is classified as to be disposed of will actually be disposed of.

WE MAY BE ADVERSELY AFFECTED BY THE DECLINE IN VALUE OF OUR COMMERCIAL MORTGAGE LOAN INVESTMENTS

     We are subject to the risk that our investments in commercial mortgage loans will decline in value. Commercial mortgage loans are stated at their unpaid principal balances, net of valuation allowances for decline in value. We provide valuation allowances for commercial mortgage loans when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Increases in valuation allowances are recorded as realized investment losses and serve to reduce our net income.

THE EXPIRATION OF SURRENDER PENALTIES WITH RESPECT TO SOME OF OUR ANNUITIES COULD RESULT IN SURRENDERS WHICH MAY REDUCE OUR PROFITS

     We typically impose surrender charges on the annuities we sell. The surrender charges enable us to recover unamortized policy acquisition costs in the event that the annuity is surrendered before policy acquisition costs are fully amortized. In addition, the surrender charges discourage contract surrenders, which could require us to dispose of assets prematurely at a loss. As surrender penalties expire it is likely that surrenders of single premium deferred annuities and flexible payment variable annuities will increase. A substantial increase in surrenders may reduce our profits.

WE MAY BE REQUIRED TO ADD ASSETS TO THE CLOSED BLOCK IN THE EVENT THAT THE ASSETS THEREIN ARE NOT SUFFICIENT TO PAY GUARANTEED BENEFITS

     The plan of demutualization requires MONY Life Insurance Company to establish and operate a closed block for the benefit of certain policyholders holding participating insurance policies of MONY Life Insurance Company. The closed block is designed to give reasonable assurance with respect to policies included in the closed block that assets will be available to maintain policyholder dividend scales payable at the time we funded the closed block if the experience underlying such dividend scales continues. The amount of assets we allocated to the closed block is expected to produce cash flows which, together with anticipated revenues from the policies included in the closed block, are reasonably expected to be sufficient:

     - for the payment of claims and surrender benefits, certain expenses and taxes, and

     - to provide for the continuation of the policyholder dividend scales payable in 1998, if the experience underlying those scales continues, and for appropriate adjustments in those scales if the experience changes.

     The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of those policies, and will not be available to us or our stockholders.

     We cannot assure you that the closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies included in the closed block will be sufficient to provide for the benefits guaranteed under these policies. If they are not sufficient, we must fund the shortfall. Even if they are sufficient, we may choose, for competitive reasons, to support policyholder dividend payments with our general account funds. As described below, there is currently pending litigation against us which seeks to require us to increase the assets in the closed block.

     We have allocated the Series A Notes described above to the closed block. We will reimburse the closed block from our general account assets for any reduction in principal payments due on the Series A Notes pursuant to their terms.

LITIGATION CHALLENGING THE NEW YORK SUPERINTENDENT'S ORDER APPROVING THE PLAN OF DEMUTUALIZATION MAY HAVE A MATERIAL ADVERSE EFFECT ON US

     On November 16, 1999, The MONY Group Inc. and MONY Life Insurance Company were served with a complaint in an action entitled Calvin Chatlos, M.D., and Alvin H. Clement, On Behalf of Themselves And All Others Similarly Situated v. The MONY Life Insurance Company, The MONY Group Inc., and Neil D. Levin, Superintendent, New York Department of Insurance, filed in the United States District Court for the Southern District of New York. The action purports to be brought as a class action on behalf of all individuals who had an ownership interest in one or more in-force life insurance policies issued by MONY Life Insurance Company as of November 16, 1998. The complaint alleges that (i) the New York Superintendent of Insurance, Neil D. Levin, violated Section 7312 of the New York Insurance Law by approving the plan of demutualization, which plaintiffs claim was not fair and adequate, primarily because it allegedly failed to provide for sufficient assets for the mechanism established under the plan to preserve reasonable policyholder dividend expectations of the closed block, and (ii) we violated Section 7312 by failing to develop and submit to the Superintendent a plan of demutualization that was fair and adequate. The plaintiffs seek equitable relief in the form of an order vacating and/or modifying the Superintendent's order approving the plan of demutualization and/or directing the Superintendent to order us to increase the assets in the closed block, as well as unspecified monetary damages, attorneys' fees and other relief.

     In order to challenge successfully the New York Superintendent's approval of the plan, plaintiffs would have to sustain the burden of showing that such approval was arbitrary and capricious or an abuse of discretion, made in violation of lawful procedures, affected by an error of law or not supported by substantial evidence. In addition, Section 7312 provides that we may ask the court to require the challenging party to give security for the reasonable expenses, including attorneys' fees, which may be incurred by us or the Superintendent or for which we may become liable, to which security we shall have recourse in such amount as the court shall determine upon the termination of the action.

     Our time to answer or move to dismiss the complaint has not yet occurred. We believe that there are substantial defenses to plaintiffs' claims and intend to defend ourselves vigorously. An adverse outcome in this action could, however, have a material adverse effect on us.

LITIGATION WITH RESPECT TO OUR SALES PRACTICES MAY AFFECT OUR PROFITABILITY

     Since late 1995 a number of purported class actions have been commenced in various state and federal courts against us alleging that we engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting us from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. We have answered the complaints in each action (except for one being voluntarily held in abeyance). We have denied any wrongdoing and have asserted numerous affirmative defenses.

     On June 7, 1996, the New York State Supreme Court certified one of those cases, Goshen v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America, the first of the class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by us and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, we filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts and/or are being held in abeyance pending the outcome of the Goshen case.

     On October 21, 1997, the New York State Supreme Court granted our motion for summary judgment and dismissed all claims filed in the Goshen case against us. On December 20, 1999, the New York State Court of Appeals affirmed the dismissal of all but one of the claims in the Goshen case (a claim under New York's General Business Law), which has been remanded back to the New York State Supreme Court for further proceedings consistent with the opinion. We intend to defend ourselves vigorously against the sole remaining claim. There can be no assurance, however, that the present litigation relating to sales practices will not have a material adverse effect on us.

VARIATIONS IN CLAIMS EXPERIENCE WILL AFFECT OUR RESULTS FROM PERIOD TO PERIOD

     An insurance company's earnings significantly depend upon the claims paid under its insurance contracts. Amounts paid will vary from period to period depending upon the amount of claims incurred in the relevant periods. Therefore, there is limited predictability of claims experience within any given month or year. As a result, we anticipate that our financial results may vary from period to period and that those variations may be material in any given period. We use certain assumptions in pricing our products. There can be no assurance that actual experience will match our assumptions made for pricing purposes and, to the extent that they differ, our operating results could be materially adversely affected.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY

     Our insurance business is subject to comprehensive state regulation and supervision throughout the U.S. The primary purpose of such regulation is to protect policyholders, not securityholders. The laws of the various states establish insurance departments with broad powers with respect to:

     - licensing companies to transact business;

     - licensing agents;

     - admitting statutory assets;

     - mandating certain insurance benefits;

     - regulating premium rates;

     - approving policy forms;

     - regulating unfair trade and claims practices;

     - regulating advertising;

     - establishing statutory reserve requirements and solvency standards;

     - fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values;

     - restricting certain transactions between affiliates; and

     - regulating the types, amounts and statutory valuation of investments.

     The U.S. Federal government does not directly regulate the insurance business. However, Federal legislation and administrative policies in certain areas can significantly and adversely affect the insurance industry generally and us in particular. These areas include employee benefit plan regulation, financial services regulation and Federal taxation and securities laws.

     MONY Life Insurance Company, some of its subsidiaries and some policies and contracts offered by them are subject to various levels of regulation under the Federal securities laws administered by the Securities and Exchange Commission. These laws and regulations are primarily intended to protect investors in securities and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. We may also be subject to similar laws and regulations in the states we provide investment advisory services, offer products or conduct other securities-related activities.

     All of these regulations may limit our freedom of action.

CHANGES IN STATE AND FEDERAL REGULATION MAY AFFECT OUR PROFITABILITY

     State insurance regulators and the National Association of Insurance Commissioners continually reexamine existing laws and regulations, and may impose changes in the future. Additionally, the passage from time to time of new legislation may adversely affect our claims exposure on our policies. We cannot predict the impact of future state or Federal laws or regulations on our business. Future laws and regulations, or the interpretation thereof, may materially adversely affect our business, results of operations and financial condition.

WE MAY BE UNABLE TO ATTRACT AND RETAIN AGENTS TO SELL OUR PRODUCTS

     We must attract and retain productive agents to sell our insurance and annuity products. Strong competition exists among insurance companies for agents with demonstrated ability. Our management believes that key bases of competition among insurance companies for agents with demonstrated ability include a company's financial position and the services provided to, and relationships developed with, these agents in addition to compensation and product structure. Changes arising from the realignment of our career agency sales force, the restructuring of agent compensation and the ability to obtain state regulatory approvals for new products may affect our ability to retain productive distributors of our individual insurance and annuity products. Sales of individual insurance and annuity products and our financial position and results of operations could be materially adversely affected by those changes.

COMPETITIVE FACTORS MAY ADVERSELY AFFECT OUR BUSINESS

     The insurance industry is highly competitive and has experienced severe price competition over the last several years. We compete with a large number of other insurers, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for customers and agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or, with respect to other insurers, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete.

COMPETITION FROM NON-INSURANCE FINANCIAL SERVICES COMPANIES MAY ADVERSELY AFFECT OUR BUSINESS

     National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of court cases that permit national banks to sell annuity products of life insurance companies in some circumstances.

     In addition there has been recently-enacted legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956 had restricted banks from being affiliated with insurance companies. The ability of banks to affiliate with insurance companies and to offer annuity products of life insurance companies may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors.

A DOWNGRADE IN OUR RATINGS MAY ADVERSELY AFFECT OUR ABILITY TO MARKET OUR PRODUCTS AND RETAIN OUR CURRENT POLICYHOLDERS

     Claims-paying ability and financial strength ratings are an important factor in establishing the competitive position of insurance companies. Ratings are important to maintaining public confidence in our company and in our ability to market our products. Rating organizations continually review the financial performance and condition of insurance companies, including our company. Any downgrade in our ratings could have a material adverse effect on our ability to market our products and retain our current policyholders. These consequences could, depending upon their extent, have a material adverse effect on our liquidity and, under some situations, net income.

CHANGES IN FEDERAL INCOME TAXATION COULD ADVERSELY IMPACT SALES OF OUR INSURANCE, ANNUITIES AND INVESTMENT PRODUCTS

     Current Federal income tax laws generally defer income tax on any accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Taxes, if any, are payable when earnings are actually paid. Congress has, from time to time, considered possible legislation that would eliminate this deferral of taxation for certain annuities and life insurance products. Enactment of other possible legislation, including a simplified "flat tax" income structure with an exemption from taxation for investment income and elimination of, or reduction in, the estate tax, could also adversely affect purchases of life insurance. We cannot foresee whether Congress will enact legislation or, whether such legislation, if enacted, will contain provisions with possible adverse effects on our life insurance and annuity products.

WE CANNOT ASSURE YOU THAT THE IMPACT OF THE YEAR 2000 DATE CHANGE ON COMPUTER SYSTEMS WILL NOT HAVE A NEGATIVE IMPACT ON OUR BUSINESS OPERATIONS

     Many computer systems and software products were coded to accept only two digit entries in the year code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. We and third parties with whom we do business rely on numerous computer programs in our day-to-day operations. Due to the proximity of the date of this prospectus to January 1, 2000, we continue to monitor year 2000 issues as they relate to our internal computer systems and third party computer systems with whom we interact.

     We believe that completed and planned modifications and conversions of our internal systems and equipment will allow us to be year 2000 compliant in a timely manner. There can be no assurance, however, that our internal systems or equipment will be entirely error-free, or those external parties on which we rely will be year 2000 compliant in a timely manner, or that our or external parties' contingency plans will mitigate sufficiently the effects of any noncompliance. Based upon currently available information and considering our year 2000 project status, management believes that the year 2000 issue will not impact business operations. However, there is still the possibility that future year 2000 related failures in our systems or equipment and/or failure of external parties to achieve year 2000 compliance could have a material adverse effect on us.

     We retained outside consultants to assist in the development of business continuity plans, which include identification of third party service providers, information systems, equipment, facilities and other items which are mission-critical to the operation of our business. In conjunction with this effort, we developed a year 2000 contingency plan to address year 2000 related failures of third parties, among other factors that are critical to the ongoing operation of the business. Our contingency plan provides alternate means of processing critical work and services, as well as a methodology for selection and retention of alternate service providers, vendors, and suppliers, if necessary. Additional maintenance and refinement of business continuity plans will continue in 2000. We believe that due to the pervasive and evolving nature of potential year 2000 issues, the contingency planning process is an ongoing one that will require further modifications as we obtain additional information regarding the status of third party year 2000 readiness.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at:

450 Fifth Street, N.W.  7 World Trade Center      Citicorp Center
Washington, D.C. 20549  Suite 1300                500 West Madison Street
                        New York, New York 10048  Suite 1400
                                                  Chicago, Illinois 60661

     You may also obtain copies of this information at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange you should call (212) 656-5060.

     No separate financial statements of MONY Capital Trust I or MONY Capital Trust II are included in this prospectus. We do not believe that financial statements of the Trusts would be material to holders of the trust preferred securities because each Trust has no independent operations and exists for the sole purpose of investing the proceeds of the sale of its trust preferred securities in our junior subordinated notes.

     The SEC allows us to "incorporate by reference" information into this prospectus which we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

     We incorporate by reference the documents listed below that we previously filed with the SEC. These documents contain important information about our business and our financial performance.

          THE MONY GROUP INC.'S
               SEC FILINGS                                  PERIOD
          ---------------------                             ------
Quarterly Reports on Form 10-Q...........  Quarters ended September 30, 1999, June
                                           30, 1999 and March 31, 1999
Annual Report on Form 10-K...............  Year ended December 31, 1998

     You may request a free copy of any of these filings or any other information incorporated by reference in this prospectus from us by calling us or writing to us at the following address and telephone number:

    The MONY Group Inc.
    1740 Broadway
    New York, New York 10019
    Attention: Derrick Vializ
    Telephone: (212) 708-2000

     We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934
(1) after the date of the filing of the registration statement and before its effectiveness and (2) until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

     You should rely only on the information contained in this document, incorporated by reference into this document or set forth in the applicable prospectus supplement. We have not authorized anyone to give you different information. Therefore, if anyone does provide you with different or inconsistent information, you should not rely on it. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. The information contained in this prospectus and the applicable prospectus supplement speaks only as of the dates on the front of those documents.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information included and incorporated by reference in this prospectus and other written and oral statements made from time to time by us contain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, discussions concerning our potential exposure to market risks, as well as statements expressing our expectations, beliefs, estimates, forecasts, projections and assumptions. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "will," "forecast" and similar words or expressions. Forward-looking statements are only predictions. Our forward-looking statements generally relate to our operations, economic performance and financial condition. You should carefully consider forward-looking statements and understand that actual events or results may differ materially as a result of a variety of risks and uncertainties, known and unknown, and other factors facing our company. Many of those factors are noted in conjunction with the forward-looking statements in the text. It is not possible to foresee or identify all factors affecting our forward-looking statements and investors therefore should not consider any list of factors affecting our forward-looking statements to be an exhaustive statement of all risks or uncertainties.

     Although we cannot give a comprehensive list of all factors that may cause actual results to differ from our forward-looking statements, the factors include those noted in our SEC filings incorporated by reference into this prospectus, those discussed in this prospectus under the caption "Risk Factors," any included in an accompanying prospectus supplement, as well as:

     - losses with respect to our equity real estate, and the success of our continuing process of selectively selling our equity real estate;

     - the success of the restructuring of our career agency sales force, and our ability to attract and retain productive agents;

     - the success of the restructuring of agent compensation;

     - our ability to control operating expenses;

     - the outcome of pending litigation;

     - deterioration in the experience of the "closed block" established in connection with the demutualization of our subsidiary MONY Life Insurance Company;

     - the performance of the financial markets;

     - the intensity of competition from other financial institutions;

     - our mortality, morbidity, persistency and claims experience;

     - our ability to develop, distribute and administer competitive products and services in a timely, cost-effective manner;

     - our financial and claims paying ratings;

     - the effect of changes in laws and regulations affecting our businesses, including changes in tax laws affecting insurance and annuity products;

     - market risks related to interest rates, equity prices, derivatives, foreign currency exchange and credit; and

     - our ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                     NINE MONTHS
                                        ENDED
                                    SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                                    --------------   --------------------------------
                                    1999     1998    1998   1997   1996   1995   1994
                                    -----    -----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed
  Charges.........................   7.4      8.6    7.5    5.9    2.8    2.1    2.2

     For purposes of calculating the ratios, fixed charges consist of interest on debt, accretion of discount on debt and the interest portion of rental expense on operating leases.

     The ratio of earnings to fixed charges is calculated as follows:

     (income before extraordinary charges and income taxes) + (fixed charges) - (capitalized interest)
--------------------------------------------------------------------------------
                                  (fixed charges)

                                   THE TRUSTS

     MONY Capital Trust I and MONY Capital Trust II are statutory business trusts created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on January 10, 2000. Each Trust's business is defined in a trust agreement, executed by us, as depositor, and the Delaware trustee of the Trust. The trust agreement of each Trust will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement. Each trust agreement will be qualified as an indenture under the Trust Indenture Act. We will own all the common securities of each Trust.

     The trust preferred securities will represent undivided beneficial interests in the assets of the respective Trusts. Upon the effectiveness of the amended and restated trust agreement, each Trust will exist for the exclusive purposes of:

     - selling and issuing its trust preferred securities to investors and its common securities to us;

     - investing the gross proceeds of its trust preferred securities in a related series of our junior subordinated notes; and

     - engaging in only those other activities which are necessary, appropriate, convenient or incidental to the purpose set forth above.

     The payment of periodic cash distributions on the trust preferred securities and payments on liquidation and redemption with respect to the trust preferred securities, in each case to the extent each Trust has funds legally and immediately available, will be guaranteed by us to the extent set forth under "Description of the Guarantees."

     The common securities will represent an aggregate liquidation amount equal to at least 3% of each Trust's total capitalization. The trust preferred securities will represent the remaining approximately 97% of each Trust's capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. Payment will be made on both the common securities and the trust preferred securities when payments of interest are made on the junior subordinated notes, upon redemption of the junior subordinated notes or in some circumstances upon liquidation of a Trust. However, if we default on the payments on the related junior subordinated notes, then cash distributions and redemption, liquidation and other amounts payable on the common securities will be subordinate in priority of payment to the amounts payable on the trust preferred securities.

     Each Trust's business and affairs will be conducted by the following securities trustees, who will be appointed by us as the holder of the common securities:

     - two officers of our company as administrative trustees;

     - The Chase Manhattan Bank as property trustee; and

     - Chase Manhattan Bank Delaware as Delaware trustee.

     We, as holder of all of the outstanding common securities of each Trust, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees, provided that each Trust always will have at least one trustee. Furthermore, we, as issuer of the junior subordinated notes, will pay all fees and expenses related to the Trust's ongoing affairs and operations, including any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes and other than the Trust's obligations under the trust preferred securities and the common securities.

     The principal place of business of each Trust will be:

     c/o The MONY Group Inc.
     1740 Broadway
     New York, New York 10019
     Attention: David Weigel
     Telephone (212) 708-2000

     Please read the prospectus supplement relating to the trust preferred securities for further information concerning the trust preferred securities.

                         ACCOUNTING TREATMENT OF TRUSTS

     For financial reporting purposes,

     - the Trusts will be treated as subsidiaries of our company, and

     - the accounts of the Trusts will be included in our consolidated financial statements.

     The trust preferred securities will be presented as a separate line item in our consolidated balance sheet, and appropriate disclosures concerning the trust preferred securities, the junior subordinated notes and the guarantees will be included in the notes to the consolidated financial statements. For financial reporting purposes, we will record distributions payable on the trust preferred securities as an expense.

                                USE OF PROCEEDS

     Each Trust will invest the proceeds received from the sale of its trust preferred securities in junior subordinated notes. Unless the applicable prospectus supplement states otherwise, the net proceeds received by us from this investment and any proceeds received from the sale of our senior notes, junior subordinated notes, preferred stock or common stock will be added to our general funds and may be used for general corporate purposes, including, without limitation, for acquisitions.

                        DESCRIPTION OF THE SENIOR NOTES

     This section describes the general terms and provisions of our senior notes that may be offered by this prospectus. When we offer to sell a particular series of senior notes, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this section apply to that particular series of senior notes.

     The senior notes offered hereby will be issued under the Senior Note Indenture, dated as of January 11, 2000, between us and The Chase Manhattan Bank, as trustee. The senior note indenture is subject to, and governed by, the Trust Indenture Act. We have filed a copy of the senior note indenture as an exhibit to the registration statement. We have summarized selected portions of the senior note indenture below. The summary is not complete. You should read this description of the senior notes, the senior note indenture and the prospectus supplement that relates to the applicable series of the senior notes before you buy any senior notes.

GENERAL

     The senior notes will be direct, unsecured obligations of our company. The indebtedness represented by the senior notes will rank equal to all other unsecured and unsubordinated senior indebtedness of our company. The senior notes will be effectively subordinated to all secured debt, if any, of our company. As of today, we have no secured debt outstanding. The senior note indenture does not limit the total principal amount of senior notes that we may issue under the senior note indenture and permits us to issue senior notes from time to time. Senior notes issued under the prospectus supplement will be issued as part of a series that has been established pursuant to the senior note indenture.

     A prospectus supplement relating to a series of senior notes being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title;

     - any limit on the total principal amount;

     - to whom interest is payable if other than the person to whom the senior note is registered;

     - the date or dates on which the principal is payable and the right, if any, to extend or advance maturity;

     - if interest bearing:

        - the interest rate;

        - the method by which the interest rate will be determined;

        - the date from which interest will accrue;

        - interest payment dates;

        - the regular record date for the interest payable on any interest payment date;

        - whether we may extend the interest payment periods and, if so, the terms of any extensions;

        - the basis on which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months; and

        - the first interest payment date;

     - the place or places where the principal of, premium, if any, and interest, if any, will be payable;

     - the period or periods during which the price or prices at which and the terms and conditions on which the senior notes may be redeemed, in whole or in part, at the option of our company or at the option of the holder;

     - the obligation, if any, of our company to redeem or purchase the senior notes under any sinking fund or similar provision or at the option of a holder and the details of that obligation;

     - whether any of the terms of the senior note indenture described below under "Defeasance and Covenant Defeasance" will apply to any of the senior notes of a series;

     - any index or formula for determining the amount of principal of premium, if any, or interest and the manner of determining those amounts;

     - the currency, currencies or currency units in which principal of premium, if any, and interest will be payable, if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars for any purpose;

     - if the principal of, premium, if any, or interest is payable, at our option or the option of the holders, in one or more currencies or currency units other than those in which the senior notes are stated to be payable, the currency, currencies or currency units in which the principal of premium, if any, and interest may be payable and the terms and conditions of the option;

     - the denominations in which the senior notes will be issuable;

     - if other than the principal amount, the portion of the principal amount of the senior notes which will be payable upon declaration of acceleration of the maturity;

     - any deletions from, modifications of or additions to the events of default or covenants of our company as provided in the senior note indenture pertaining to the senior notes;

     - any restrictions or conditions on transferability;

     - whether the senior notes will be issued in whole or in part in the form of a senior global security (a senior note that we may issue in accordance with the senior note indenture to represent all or part of a series of senior notes);

     - if the principal amount payable on the maturity date will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount; and

     - any other terms of the senior notes.

     The senior note indenture does not contain provisions that afford holders of senior notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving our company or our subsidiaries that may adversely affect holders of the senior notes or that would limit our ability or our subsidiaries' ability to incur indebtedness.

COVENANTS OF THE MONY GROUP INC.

LIMITATION ON LIENS ON STOCK OF MONY LIFE INSURANCE COMPANY

     We covenant in the senior note indenture, for the benefit of the holders of each series of senior notes, that we will not, and we will cause our subsidiaries not to, assume, incur, or permit to exist any indebtedness secured by any lien on the capital stock of MONY Life Insurance Company unless the senior notes (and, if we so elect, any other of our indebtedness that is not senior to the senior notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) shall be secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured.

     "Indebtedness" is defined in the senior note indenture as the principal of and premium, if any, and interest due on indebtedness of a person, whether outstanding on the date of the senior note indenture or thereafter created, incurred or assumed, which is (1) indebtedness for money borrowed, and (2) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, "indebtedness for money borrowed" means:

     - any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

     - any obligation of, or any such obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (except that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created); and

     - any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party.

     For purposes of this covenant only, indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement.

LIMITATION ON DISPOSITION OF STOCK OF MONY LIFE INSURANCE COMPANY

     The senior note indenture also provides that so long as any senior notes are outstanding and except in a transaction otherwise governed by the senior note indenture, we may not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind, except as required by law or in the event of non-payment of dividends) of MONY Life Insurance Company, except to one of our wholly-owned subsidiaries. In addition, we will not permit MONY Life Insurance Company to issue (other than to us or to one of our wholly-owned subsidiaries) any shares (other than director's qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind, except as required by law or in the event of non-payment of dividends) of MONY Life Insurance Company, if, after giving effect to any such transaction and the issuances of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of MONY Life Insurance Company (other than preferred stock having no voting rights of any kind, except as required by law or in the event of non-payment of dividends); except that:

     - any issuance, sale, transfer or other disposition permitted by us may only be made for at least a fair market value consideration as determined by our board of directors pursuant to a board resolution adopted in good faith; and

     - the foregoing shall not prohibit the issuance or disposition of securities if required by any law or any regulation or order of any court or governmental or insurance regulatory authority.

     We may, however, merge or consolidate MONY Life Insurance Company into or with another of our wholly-owned subsidiaries and, subject to the provisions set forth in "Consolidation, Merger and Sale" below, sell, transfer or otherwise dispose of the entire capital stock of MONY Life Insurance Company at one time for at least a fair market value consideration as determined by our board of directors pursuant to a board resolution adopted in good faith.

EVENTS OF DEFAULT

     The senior note indenture provides that with respect to any series of senior notes, an event of default includes:

     - failure to pay interest on any senior note of that series after the payment is due and payable and this default continues for 30 days;

     - failure to pay the principal of or any premium on any senior note of that series when due;

     - failure to deposit any sinking fund payment when due;

     - failure to perform or breach of any covenant or warranty of our company in the senior note indenture, other than a covenant or warranty which has expressly been included in the senior note indenture solely for the benefit of one or more series of senior notes other than such series, for 60 days after we have received written notice from the senior note indenture trustee or the holders of 25% or more in total principal amount of the outstanding senior notes of that series;

     - a default by us under any debt for money borrowed, including any other series of debt securities, having an aggregate principal amount outstanding of at least $25 million, or a default by us under any mortgage, indenture or instrument under which there may be issued or may be secured or evidenced any debt for money borrowed by us having an aggregate principal amount outstanding of at least $25 million, whether such debt exists now or is created later, which default (A) results because we did not pay any part of the principal of such debt when the principal was due after any applicable grace period expires or (B) causes the debt to become due and payable before the date on which it would otherwise have become due, without, in the case of clause (A), such debt being discharged or without, in the case of clause (B), such debt being discharged or such acceleration having been rescinded or annulled, both within 10 days after the senior note trustee or the holders of at least 25% in principal amount of the senior notes give us notice of the default and require that we remedy the breach;

     - specified events of bankruptcy, insolvency, or reorganization of our company; and

     - any other event of default provided with respect to senior notes of that series in the supplemental indenture authorizing such series.

     The holders of 25% or more in total principal amount of the outstanding senior notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the senior note indenture trustee with respect to the senior notes of that series.

     If a senior note indenture event of default occurs and is continuing with respect to the senior notes of any series, then the senior note indenture trustee or the holders of 25% or more in total outstanding principal amount of the senior notes of the series may declare the principal amount due and payable immediately by notice in writing to us, and to the senior note indenture trustee if given by the holders, and upon any such declaration the principal amount or specified amount will become immediately due and payable.

     At any time after a declaration of acceleration with respect to the senior notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the senior note indenture, the holders of 50% or more in total outstanding principal amount of the senior notes of the series may rescind and annul the declaration and its consequences if each of the following has occurred:

     - the default has been cured or waived; and

     - we have paid or deposited with the senior note indenture trustee

        - a sum sufficient to pay all matured installments of interest, including any additional interest, and principal, or premium, if any, due otherwise than by acceleration, and

        - all sums paid or advanced by the senior note indenture trustee, including reasonable compensation and expenses of the senior note indenture trustee.

     The holders of 50% or more in total outstanding principal amount of the senior notes of any series may, on behalf of the holders of all the senior notes of the series, waive any past default with respect to the series, except:

     - a default in the payment of principal, or premium, if any, or interest on any senior notes of the series; or

     - a default in respect of a covenant or provision which under Article Nine of the senior note indenture cannot be modified or amended without the consent of the holder of each outstanding senior note of the series affected by it.

REGISTRATION AND TRANSFER

     If the senior notes of a series are to be redeemed, we will not be required to:

     - issue, register the transfer of or exchange senior notes of any series during a period of 15 days immediately prior to the date notice is given identifying the senior notes of the series called for redemption; or

     - issue, register the transfer of or exchange any senior notes selected for redemption, in whole or in part, except the unredeemed portion of any senior note being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise described in the prospectus supplement, we will pay the principal of any senior notes only against surrender to the paying agent of the senior notes. We will pay the principal of, premium, if any, and interest on senior notes, subject to any applicable laws and regulations, at the office of the paying agent or paying agents as we designate, except that at our option, we will pay any interest by wire transfer or by check mailed to the address of the person entitled to that payment at the address of that person which appears in the security register with respect to the senior notes.

     We will pay interest on senior notes on any interest payment date only to the person in whose name the senior notes, or predecessor security, are registered at the close of business on the record date for the interest payment which is the 15th day before that interest payment date.

     Unless otherwise indicated in the prospectus supplement, the senior indenture trustee will be the paying agent with respect to the senior notes. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

     All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or interest on the senior notes of any series which remain unclaimed at the end of two years after such principal, premium, if any, or interest has become due and payable will be repaid to us, and after the repayment, the holder of the senior notes may look only to us for payment of principal of, premium, if any, or interest on the senior notes.

MODIFICATION

     The senior note indenture provides that we may modify or amend our rights and obligations and the rights and obligations of the holders of the senior notes with the consent of the holders of 50% or more of the total principal amount of the outstanding senior notes of each series affected by the modification. However, we may not modify or amend the senior note indenture for any of the following purposes without prior consent of each holder of the series of senior notes:

     - to change the stated maturity of the principal of or any installment of principal of, premium, if any, or interest on any senior note;

     - to reduce the principal amount of or the rate of interest of or premium, if any, payable upon any redemption of, any senior notes;

     - to change the method of calculating the rate of interest of, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of, any senior note, or, in the case of redemption, on or after the redemption date;

     - change the currency of payment of principal of, premium, if any, or interest on, any senior note;

     - to reduce the percentage in principal amount of the outstanding senior notes of any series, the consent of whose holders is required for

        - any supplemental indenture;

        - any waiver of compliance with specified provisions of the senior note indenture; or

        - any waiver of specified defaults under the senior note indenture and their consequences provided for in the senior note indenture; or

     - to modify any of the provisions of the sections of the senior note indenture relating to

        - supplemental indentures,

        - the waiver of past defaults, or

        - the waiver of specified covenants,

     except to increase any such percentage or to provide that specified other provisions of the senior note indenture cannot be modified or waived without the consent of the holder of each outstanding senior note affected by that modification or waiver.

     The senior note indenture provides that without the consent of any holder of senior notes, we and the trustee may make modifications or amendments to the senior note indenture in order to:

     - evidence the succession of another person to us and the assumption by that person of the covenants in the senior note indenture and the senior notes;

     - add to the covenants for the benefit of the holders or to surrender any right or power conferred upon us by the indenture;

     - add additional events of default;

     - change or eliminate any restrictions on the payment of principal or permit the issuance of senior notes in uncertificated form, provided that any action may not adversely affect the interests of holders of senior notes in any material respect;

     - change or eliminate any provisions of the senior note indenture with respect to any series of senior notes to be created in the future;

     - secure the senior notes;

     - establish the form or terms of any series of senior notes;

     - evidence the appointment of a successor trustee;

     - cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision with respect to matters or questions arising under the senior note indenture, provided that any action may not adversely affect the interests of the holders of the senior notes in any material respect; and

     - modify, eliminate or add to the provisions of the senior note indenture as necessary to qualify the senior note indenture under the Trust Indenture Act.

DEFEASANCE AND COVENANT DEFEASANCE

     Under the senior note indenture, if the terms of the particular series of senior notes so provide, we may cause ourselves to be:

     - discharged from our obligations with respect to any senior notes or series of senior notes, which we refer to as "defeasance"; and

     - released from our obligations under any restrictive covenants described in any prospectus supplement or included in the senior note indenture or any supplemental indenture with respect to any senior notes or series of senior notes, which we refer to as "covenant defeasance".

     The senior note indenture permits defeasance with respect to any senior notes of a series even if a prior covenant defeasance has occurred with respect to the senior notes of that series. Following a defeasance, payment of the senior notes defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the senior notes may not be accelerated by reference to the covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the senior notes, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

     Upon a defeasance, the following rights and obligations will continue: (1) the rights of the holders of the senior notes of any series to receive from the defeasance trust payments of the principal of, any premium and interest on the senior notes when payments are due; (2) our obligations regarding the registration, transfer and exchange of the senior notes of any series; (3) our obligation to maintain an office or agency in each place of payment; and (4) the survival of the senior note indenture trustee's rights, powers, trusts, duties and immunities under the senior note indenture.

     In connection with any defeasance or covenant defeasance, we must irrevocably deposit with the senior note indenture trustee, in trust, money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of, any premium and interest on the senior notes on the maturity dates or upon redemption.

     In connection with a defeasance or covenant defeasance, we must deliver to the senior note indenture trustee:

     - an opinion of counsel to the effect that the holders of the senior notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. This opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the senior note indenture;

     - an officers' certificate confirming that any senior notes then listed on any securities exchange will not be delisted; and

     - an officers' certificate and an opinion of counsel, each stating that all conditions precedent have been complied with.

     In addition, the following conditions must be true:

     - no event will have occurred and be continuing which is or would become an event of default;

     - the defeasance or covenant defeasance will not cause the senior note indenture trustee to have a conflicting interest under the Trust Indenture Act;

     - the defeasance or covenant defeasance will not cause the trust to become an investment company under the Investment Company Act unless it is properly registered under that act or exempt from registration;

     - the defeasance or covenant defeasance will not cause a breach or violation of or constitute a default under any other agreement or instrument to which we are a party or are bound; and

     - proper notice of the redemption date, if applicable, will have been given.

CONSOLIDATION, MERGER AND SALE

     The senior note indenture provides that we may not merge or consolidate or sell, convey, transfer or lease all or substantially all of our properties and assets unless:

     - we are the successor corporation or the successor corporation is a domestic corporation which assumes our company's obligations on the senior notes and under the senior note indenture;

     - after giving effect to the merger, consolidation, sale, conveyance, transfer or lease of all or substantially all of our properties and assets, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

     - we have delivered to the senior note indenture trustee an officer's certificate and an opinion of counsel, each stating that the merger, consolidation, sale, conveyance, transfer or lease of all or substantially all of our properties and assets complies with the provisions of the senior note indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent have been complied with.

INFORMATION CONCERNING THE SENIOR NOTE INDENTURE TRUSTEE

     Prior to an event of default with respect to senior notes of any series and after the curing or waiving of all events of default with respect to the senior notes of any series, the senior note
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

indenture trustee is to perform, with respect to senior notes of the series, only the duties that are specifically set forth in the senior note indenture.

     Once a senior note event of default has occurred and is continuing, the senior note indenture trustee is to exercise, with respect to senior notes of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the senior note indenture trustee is offered reasonable indemnity by a holder of senior notes of any series against the costs, expenses and liabilities incurred by the senior indenture trustee, the senior indenture trustee is not required to exercise any of the powers under the senior indenture at the request of the holder. Additionally, the senior note indenture trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if it reasonably believes that it is not assured repayment or adequate indemnity.

     The Chase Manhattan Bank, the senior note indenture trustee, and its affiliates also serve as subordinated note indenture trustee, as property trustee, as Delaware trustee and as guarantee trustee. We and some of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank.

GOVERNING LAW

     The senior note indenture and the senior notes are governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     We have the right at all times to assign any of our rights or obligations under the senior note indenture to one of our direct or indirect wholly-owned subsidiaries. However, in the event of an assignment to one of our direct or indirect wholly-owned subsidiaries, we will remain primarily responsible for all of those obligations under the senior note indenture.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     This section describes the general terms and provisions of our junior subordinated notes that may be offered by this prospectus. When we offer to sell a particular series of junior subordinated notes, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this section apply to a particular series of junior subordinated notes.

     The junior subordinated notes offered hereby will be issued under the Subordinated Note Indenture, dated January 11, 2000, between us and The Chase Manhattan Bank, as trustee. The subordinated note indenture is subject to, and governed by, the Trust Indenture Act. We have filed a copy of the subordinated note indenture as an exhibit to the registration statement. We have summarized selected portions of the subordinated note indenture below. The summary is not complete. You should read this description of the junior subordinated notes, the subordinated note indenture and the prospectus supplement relating to the applicable series of the junior subordinated notes before you buy any junior subordinated notes.

GENERAL

     The junior subordinated notes will be direct, unsecured obligations of our company. The junior subordinated notes will be subordinated to all senior indebtedness (as defined in the subordinated note indenture) of our company, including, without limitation, any series of senior notes that have been issued, and effectively subordinated to all secured debt of our company. The subordinated note indenture does not limit the amount of junior subordinated notes that we may issue and permits us to issue junior subordinated notes from time to time. The junior

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

subordinated notes issued under the prospectus supplement will be issued as part of a series that has been established pursuant to the subordinated note indenture.

     A prospectus supplement relating to a series of junior subordinated notes being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title;

     - any limit on the total principal amount;

     - to whom interest is payable if other than the person to whom the junior subordinated note is registered;

     - the date or dates on which the principal is payable and the right, if any, to extend or advance maturity;

     - if interest bearing:

        - the interest rate;

        - the method by which the interest rate will be determined;

        - the date from which interest will accrue;

        - interest payment dates;

        - the regular record date for the interest payable on any interest payment date;

        - the basis on which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months; and

        - the first interest payment date;

     - the place or places where the principal of, premium, if any, and interest, if any, will be payable;

     - the period or periods during which the price or prices at which and the terms and conditions on which the junior subordinated notes may be redeemed, in whole or in part, at the option of our company or at the option of the holder;

     - the obligation, if any, of our company to redeem or purchase the junior subordinated notes under any sinking fund or similar provision or at the option of a holder and the details of that obligation;

     - whether any of the terms of the subordinated note indenture described below under "Defeasance and Covenant Defeasance" will apply to any of the junior subordinated notes of the series;

     - any index or formula for determining the amount of principal of, premium, if any, or interest and the manner of determining those amounts;

     - the currency, currencies or currency units in which principal of, premium, if any, and interest will be payable, if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars for any purpose;

     - if the principal of, premium, if any, or interest is payable, at our option or the option of the holders, in one or more currencies or currency units other than those in which the junior subordinated notes are stated to be payable, the currency, currencies or currency units in which the principal of, premium, if any, and interest may be payable and the terms and conditions of the option;

     - the denominations in which the junior subordinated notes will be issuable;

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

     - if other than the principal amount, the portion of the principal amount which will be payable upon declaration of acceleration of maturity;

     - any deletions from, modifications of or additions to the events of default or covenants of our company as provided in the subordinated note indenture pertaining to the junior subordinated notes;

     - whether the junior subordinated notes will be issued in whole or in part in the form of a junior global security (a junior subordinated note that we may issue in accordance with the subordinated note indenture to represent all or part of a series of the junior subordinated notes);

     - the right, if any, of our company to extend the interest payment periods;

     - if the principal amount payable on the maturity date of any of the junior subordinated notes of the series will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount;

     - any restrictions or conditions on transferability; and

     - any other terms.

     The terms of each series of junior subordinated notes issued to a Trust will correspond to those of the related trust preferred securities as described in the prospectus supplement relating to the trust preferred securities.

     The subordinated note indenture does not contain provisions that would afford holders of junior subordinated notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving our company or our subsidiaries that may adversely affect holders of the junior subordinated notes or, except as described in "Covenants of Junior Subordinated Notes," that would limit our ability or our subsidiaries' ability to incur indebtedness.

SUBORDINATION

     The junior subordinated notes are unsecured and subordinated in right of payment to all existing and future senior indebtedness of our company. No payment of principal of, including redemption payments, if any, or premium, if any, or interest on, including additional interest, the junior subordinated notes may be made if any of the following occur:

     - any senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended with such default not being cured or waived or otherwise ceasing to exist;

     - the maturity of any senior indebtedness has been accelerated because of a default; or

     - notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise on any senior indebtedness.

     If we make any payments to the subordinated note indenture trustee or holders of the junior subordinated notes which are not permitted under the terms of the subordinated note indenture, then such payments must be held in trust and immediately paid over to the holders of the senior indebtedness.

     The holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness before the holders of the junior subordinated notes are entitled to receive or retain any payment or distribution if there is any

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

payment or distribution of assets of our company to creditors pursuant to any of the following events:

     - liquidation;

     - dissolution;

     - winding-up;

     - reorganization;

     - assignment for the benefit of creditors;

     - marshalling of assets or liabilities; or

     - any bankruptcy, insolvency or similar proceedings of our company.

     Subject to the prior payment of all senior indebtedness, the rights of the holders of the junior subordinated notes will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions applicable to such senior indebtedness until all amounts owing on the junior subordinated notes are paid in full.

     As defined in the subordinated note indenture, senior indebtedness means:

     (1) any payment due in respect of our indebtedness, whether outstanding at the date of execution of the subordinated note indenture or incurred, created or assumed afterwards

        - in respect of money borrowed, including any financial derivative, hedging or futures contract or similar instrument; and

        - evidenced by securities, debentures, bonds, notes or other similar instruments issued by our company that, by their terms, are senior or senior subordinated debt securities, including all obligations under our indentures with various trustees;

     (2) all capital lease obligations;

     (3) all obligations issued or assumed by us as the deferred purchase price of property, all conditional sale obligations and all of our obligations under any title retention agreement, excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations;

     (4) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

     (5) all obligations of the type referred to in clauses (1) through (4) above of other persons, the payment of which we are responsible or liable for as obligor, guarantor or otherwise; and

     (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or asset of ours, whether or not such obligation is assumed by us, except for:

     - any such indebtedness that is by its terms subordinated to or equal to the junior subordinated notes; and

     - any unsecured indebtedness between or among us or our affiliates.

     This senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions contained in the subordinated note indenture irrespective of any amendment, modification or waiver of any term of the senior indebtedness.

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

     We are a non-operating holding company with no significant business operations of our own. Most of our assets are owned by our subsidiaries. Therefore, the junior subordinated notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, including the liabilities of our subsidiaries under contracts of insurance and annuities written by our subsidiaries. Holders of the junior subordinated notes should look only to the assets of our company, and not our subsidiaries, for payment of interest and principal and premium, if any.

     The subordinated note indenture does not limit the total amount of senior indebtedness that may be issued by us. We expect from time to time to incur additional indebtedness constituting senior indebtedness.

ADDITIONAL INTEREST

     As defined in the subordinated note indenture, additional interest means:

     - additional amounts as may be required so that the net amounts received and retained by a holder of junior subordinated notes, if the holder is a Trust, after paying taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had no such taxes, duties, assessments, or other governmental charges been imposed; and

     - any interest due and not paid on an interest payment date, together with interest on those amounts from that interest payment date to the date of payment, compounded quarterly, on each interest payment date.

COVENANTS OF THE MONY GROUP INC.

     We covenant in the subordinated note indenture, for the benefit of the holders of each series of junior subordinated notes, that (1) we will not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, and (2) we will not make any payment of interest, principal or premium on, or repay, repurchase or redeem any debt securities, including guarantees other than the guarantees referred to in this prospectus, issued by us which rank equal to or junior to the junior subordinated notes, if at such time:

     - we will have given notice of our election to extend an interest payment period for a series of junior subordinated notes and such extension is continuing; or

     - we will be in default with respect to our payment or other obligations under the guarantee with respect to the trust preferred securities, if any, related to such series of junior subordinated notes;

     None of the foregoing, however, will restrict:

     - any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

     - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged; or

     - repurchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

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

     The subordinated note indenture also provides that, for so long as the trust preferred securities of any Trust remain outstanding, we covenant:

     - to directly or indirectly maintain 100% ownership of the common securities of that Trust. However, any permitted successor of our company under the subordinated note indenture may succeed to our ownership of the common securities, and

     - to use our reasonable efforts to cause the Trust:

        - to remain a statutory business trust, except in connection with the distribution of junior subordinated notes to the holders of trust preferred securities in liquidation of the Trust, the redemption of all of the trust preferred securities of the Trust, or specified mergers, consolidations or amalgamations, permitted by the related trust agreement; and

        - to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

LIMITATION ON LIENS ON STOCK OF MONY LIFE INSURANCE COMPANY

     We covenant in the subordinated note indenture, for the benefit of the holders of each series of junior subordinated notes, that we will not, and we will cause our subsidiaries not to, assume, incur, or permit to exist any indebtedness secured by any lien on the capital stock of MONY Life Insurance Company unless the junior subordinated notes (and, if we so elect, any other of our indebtedness that is not subordinated to the junior subordinated notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) shall be secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured.

     "Indebtedness" is defined in the subordinated note indenture as the principal of and premium, if any, and interest due on indebtedness of a person, whether outstanding on the date of the subordinated note indenture or thereafter created, incurred or assumed, which is (1) indebtedness for money borrowed, and
(2) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, "indebtedness for money borrowed" means:

     - any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

     - any obligation of, or any such obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (except that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created); and

     - any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party.

     For purposes of this covenant only, indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement.

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

LIMITATION ON DISPOSITION OF STOCK OF MONY LIFE INSURANCE COMPANY

     The subordinated note indenture also provides that so long as any junior subordinated notes are outstanding and except in a transaction otherwise governed by the subordinated note indenture, we may not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind, except as required by law or in the event of non-payment of dividends) of MONY Life Insurance Company, except to one of our wholly-owned subsidiaries. In addition, we will not permit MONY Life Insurance Company to issue (other than to us or to one of our wholly-owned subsidiaries) any shares (other than director's qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind, except as required by law or in the event of non-payment of dividends) of MONY Life Insurance Company, if, after giving effect to any such transaction and the issuances of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of MONY Life Insurance Company (other than preferred stock having no voting rights of any kind, except as required by law or in the event of non-payment of dividends); except that:

     - any issuance, sale, transfer or other disposition permitted by us may only be made for at least a fair market value consideration as determined by our board of directors pursuant to a board resolution adopted in good faith; and

     - the foregoing shall not prohibit the issuance or disposition of securities if required by any law or any regulation or order of any court or governmental or insurance regulatory authority.

     We may, however, merge or consolidate MONY Life Insurance Company into or with another of our wholly-owned subsidiaries and, subject to the provisions set forth in "Consolidation, Merger and Sale" below, sell, transfer or otherwise dispose of the entire capital stock of MONY Life Insurance Company at one time for at least a fair market value consideration as determined by our board of directors pursuant to a board resolution adopted in good faith.

EVENTS OF DEFAULT

     The subordinated note indenture provides that with respect to any series of junior subordinated notes, an event of default includes:

     - failure to pay interest on the junior subordinated notes of the series when due and payable including any additional interest in respect of that failure to pay and continuance of this default for 30 days. However, a valid extension of the interest payment period by us will not constitute a default in the payment of interest for this purpose;

     - failure to pay other additional interest and this default continues for 30 days;

     - failure to pay principal or premium, if any, or interest on the junior subordinated notes of the series when due at maturity or upon earlier redemption, including additional interest in respect of that failure to pay;

     - failure to deposit any sinking fund payment when due;

     - failure to perform or breach of any of our covenants or warranties in the subordinated note indenture, other than a covenant or warranty which has expressly been included in the subordinated note indenture solely for the benefit of one or more series of junior subordinated notes other than such series, for 60 days after we receive written notice from the subordinated note indenture trustee or the holders of 25% or more in total principal amount of the outstanding junior subordinated notes of the series;
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

     - a default by us under any debt for money borrowed, including any other series of debt securities, having an aggregate principal amount outstanding of at least $25 million, or a default by us under any mortgage, indenture or instrument under which there may be issued or may be secured or evidenced any debt for money borrowed by us having an aggregate principal amount outstanding of at least $25 million, whether such debt exists now or is created later, which default (A) results because we did not pay any part of the principal of such debt when the principal was due after any applicable grace period expires or (B) causes the debt to become due and payable before the date on which it would otherwise have become due, without, in the case of clause (A), such debt being discharged or without, in the case of clause (B), such debt being discharged or such acceleration having been rescinded or annulled, both within 10 days after the senior note trustee or the holders of at least 25% in principal amount of the senior notes give us notice of the default and require that we remedy the breach;

     - specified events of bankruptcy, insolvency, or reorganization of our company; and

     - any other event of default provided with respect to junior subordinated notes of that series in the supplemental indenture authorizing that series.

     The holders of 25% or more in total principal amount of the outstanding junior subordinated notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the subordinated note indenture trustee with respect to the junior subordinated notes of that series.

     If a subordinated note indenture event of default occurs and is continuing with respect to the junior subordinated notes of any series, then the subordinated note indenture trustee or the holders of 25% or more in total outstanding principal amount of the junior subordinated notes of the series may declare the principal amount due and payable immediately by notice in writing to us, and to the subordinated note indenture trustee if given by the holders, and upon any such declaration the principal amount will become immediately due and payable.

     At any time after a declaration of acceleration with respect to the junior subordinated notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the subordinated note indenture, the holders of 50% or more in total outstanding principal amount of the junior subordinated notes of the series may rescind and annul the declaration and its consequences if each of the following has occurred:

     - the default has been cured or waived; and

     - we have paid or deposited with the subordinated note indenture trustee

        - a sum sufficient to pay overdue interest, including any additional interest, and principal, or premium, if any, due otherwise than by acceleration, and

        - all sums paid or advanced by the subordinated note indenture trustee, including reasonable compensation and expenses of the subordinated note indenture trustee.

     A holder of trust preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to the holder of principal of, premium, if any, or interest on the junior subordinated notes of the related series having a principal amount equal to the total stated liquidation amount of the trust preferred securities of the holder on or after the due dates specified in the junior subordinated notes of the series.

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

     The holders of 50% or more in total outstanding principal amount of the junior subordinated notes of any series may, on behalf of the holders of all the junior subordinated notes of the series, waive any past default with respect to the series, except:

     - a default in the payment of principal, or premium, if any, or interest on any junior subordinated notes of the series; or

     - a default in respect of a covenant or provision which under Article Nine of the subordinated note indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated note of the series affected by it.

REGISTRATION AND TRANSFER

     If the junior subordinated notes of a series are to be redeemed, we are not required to:

     - issue, register the transfer of or exchange junior subordinated notes of any series during a period of 15 days immediately prior to the date notice is given identifying the junior subordinated notes of the series called for redemption; or

     - issue, register the transfer of or exchange any junior subordinated notes selected for redemption, in whole or in part, except the unredeemed portion of any junior subordinated note being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise described in the prospectus supplement, we will pay the principal of any junior subordinated notes only against surrender to the paying agent of the junior subordinated notes. We will pay the principal of, premium, if any, and interest on junior subordinated notes, subject to any applicable laws and regulations, at the office of the paying agent or paying agents as we designate, except that at our option, we may pay any interest by wire transfer or by check mailed to the address of the person entitled thereto as the address appears in the security register with respect to the junior subordinated notes.

     We will pay interest on junior subordinated notes on any interest payment date only to the person in whose name the junior subordinated notes, or predecessor security, are registered at the close of business on the record date for such interest payment, which is the 15th day before that interest payment date.

     Unless otherwise described in the prospectus supplement, the subordinated note indenture trustee will be the paying agent with respect to the junior subordinated notes. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

     All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or interest on the junior subordinated notes of any series that remain unclaimed at the end of two years after the principal, premium, if any, or interest became due and payable will be repaid to us, and after a repayment, the holder of the junior subordinated notes may look only to us for payment of that principal of, premium, if any or interest.

MODIFICATION

     The subordinated note indenture provides that we may modify or amend our rights and obligations and the rights of holders of the junior subordinated notes with the consent of the holders of 50% or more of the total principal amount of the outstanding junior subordinated notes of each series affected by the modification. However, we may not, modify or amend the subordinated note indenture for any of the following purposes without prior consent of each holder of the series of junior subordinated notes:

     - to change the stated maturity of the principal of or any installment of principal of, premium, if any, or interest on, any junior subordinated note;

     - to reduce the principal amount of or the rate of interest of or any premium payable upon any redemption of, any junior subordinated notes;

     - to change the method of calculating the rate of interest of, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of, any junior subordinated note, or, in the case of redemption, on or after the redemption date;

     - change the currency of payment of principal of, premium, if any, or interest on, any junior subordinated note;

     - to reduce the percentage in principal amount of the outstanding junior subordinated notes of any series, the consent of whose holders is required for

        - any supplemental indenture,

        - any waiver of compliance with specified provisions of the subordinated note indenture, or

        - any waiver of specified defaults thereunder and their consequences provided for in the subordinated note indenture; or

     - to modify any of the provisions of the sections of the subordinated note indenture relating to

        - supplemental indentures,

        - the waiver of past defaults, or

        - the waiver of specified covenants,

     except to increase any such percentage or to provide that additional provisions of the subordinated note indenture cannot be modified or waived without the consent of the holder of each outstanding junior subordinated note affected thereby; or

     - to modify the provisions of the subordinated note indenture with respect to the subordination of the junior subordinated notes in a manner materially adverse to the holder of the junior subordinated notes.

     The subordinated note indenture provides that without the consent of any holder of junior subordinated notes, we and the trustee may make modifications or amendments to the subordinated note indenture in order to:

     - evidence the succession of another person to us and the assumption by that person of the covenants in the subordinated note indenture and the junior subordinated notes;

     - add to the covenants for the benefit of the holders or to surrender any right or power conferred upon us by the subordinated note indenture;

     - add additional events of default;

     - change or eliminate any restrictions on the payment of principal or permit the issuance of junior subordinated notes in uncertificated form, provided that any action may not adversely affect the interests of holders of junior subordinated notes in any material respect;

     - change or eliminate any provisions of the subordinated note indenture with respect to any series of junior subordinated notes to be created in the future;

     - secure the junior subordinated notes;

     - establish the form or terms of any series of junior subordinated notes;

     - evidence the appointment of a successor trustee;

     - cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision with respect to matters or questions arising under the subordinated note indenture, provided that any action may not adversely affect the interests of the holders of the junior subordinated notes in any material respect; and

     - modify, eliminate or add to the provisions of the subordinated note indenture as necessary to qualify the subordinated note indenture under the Trust Indenture Act.

DEFEASANCE AND COVENANT DEFEASANCE

     Under the subordinated note indenture, if the terms of the particular series of junior subordinated notes so provide, we may cause ourselves to be:

     - discharged from our obligations with respect to any junior subordinated notes or any series of junior subordinated notes, which we refer to as "defeasance"; and

     - released from our obligations under any restrictive covenants described in any prospectus supplement or included in the subordinated note indenture or any supplemental indenture with respect to any junior subordinated notes or series of junior subordinated notes, which we refer to as "covenant defeasance".

     The subordinated note indenture permits defeasance with respect to any junior subordinated notes of a series even if a prior covenant defeasance has occurred with respect to the junior subordinated notes of that series. Following a defeasance, payment of the junior subordinated notes defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the junior subordinated notes defeased may not be accelerated by reference to the covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the junior subordinated notes since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

     Upon a defeasance, the following rights and obligations will continue: (1) the rights of the holders of the junior subordinated notes of any series to receive from the defeasance trust payments of the principal of, any premium and interest on the junior subordinated notes when payments are due, (2) our obligations regarding the registration, transfer and exchange of the junior subordinated notes of any series, (3) our obligation to maintain an office or agency in each place of payment and (4) the survival of the subordinated note indenture trustee's rights, powers, trusts, duties and immunities under the subordinated note indenture.

     In connection with any defeasance or covenant defeasance, we must irrevocably deposit with the subordinated note indenture trustee, in trust, money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of, any premium and interest on the junior subordinated notes on the maturity dates or upon redemption.

     In connection with a defeasance or covenant defeasance, we must deliver to the subordinated note indenture trustee:

     - an opinion of counsel to the effect that the holders of the junior subordinated notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the subordinated note indenture.

     - an officers' certificate confirming that any junior subordinated notes then listed on any securities exchange will not be delisted; and

     - an officers' certificate and an opinion of counsel, each stating that all conditions precedent have been complied with.

     In addition, the following conditions must be true:

     - no event will have occurred and be continuing which is or would become an event of default;

     - any defeasance or covenant defeasance will not cause the subordinated note indenture trustee to have a conflicting interest under the Trust Indenture Act;

     - any defeasance or covenant defeasance will not cause the trust to become an investment company under the Investment Company act unless it is properly registered under that act or exempt from registration;

     - the defeasance or covenant defeasance will not cause a breach or violation of or constitute a default under any other agreement or instrument to which we are a party or are bound; and

     - proper notice of the redemption date, if applicable, will have been given.

CONSOLIDATION, MERGER AND SALE

     The subordinated note indenture provides that we may not merge or consolidate or sell, convey, transfer or lease all or substantially all of our properties and assets unless:

     - we are the successor corporation or the successor corporation is a domestic corporation which assumes our company's obligations on the junior subordinated notes and under the subordinated note indenture;

     - after giving effect to the merger, consolidation, sale, conveyance, transfer or lease of all or substantially all of our properties and assets, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

     - we have delivered to the subordinated note indenture trustee an officer's certificate and an opinion of counsel, each stating that the merger, consolidation, sale, conveyance, transfer or lease of all or substantially all of our properties and assets, complies with the provisions of the subordinated note indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent have been complied with.

INFORMATION CONCERNING THE SUBORDINATED NOTE INDENTURE TRUSTEE

     Prior to an event of default with respect to junior subordinated notes of any series and after the curing or waiving of all events of default with respect to the junior subordinated notes of any series, the subordinated note indenture trustee is to perform, with respect to junior subordinated notes of the series, only the duties that are specifically set forth in the subordinated note indenture.

     Once a junior subordinated note event of default has occurred and is continuing, the subordinated note indenture trustee is to exercise, with respect to junior subordinated notes of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the subordinated note indenture trustee is offered reasonable indemnity by a holder of junior subordinated notes of any series against the costs, expenses and liabilities incurred by the subordinated indenture trustee, the subordinated note indenture trustee is not required to exercise any of its powers under the subordinated note indenture at the request of the holder. Additionally, the subordinated note indenture trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the subordinated note indenture trustee reasonably believes that it is not assured repayment or adequate indemnity.

     The Chase Manhattan Bank, the subordinated note indenture trustee, and its affiliates also serve as senior note indenture trustee, as property trustee, as Delaware trustee and as guarantee trustee. Our company and some of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank.

GOVERNING LAW

     The subordinated note indenture and the junior subordinated notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     We will have the right at all times to assign any of our rights or obligations under the subordinated note indenture to one of our direct or indirect wholly-owned subsidiaries. However, in the event of an assignment to one of our direct or indirect wholly-owned subsidiaries, we will remain primarily liable for all such obligations under the subordinated note indenture.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     This section describes the general terms and provisions of the trust preferred securities that may be offered by this prospectus. When the Trusts offer to sell a particular series of the trust preferred securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms described in this section apply to that particular series of trust preferred securities.

     We have summarized specified terms and provisions of the trust preferred securities in this section. The summary is not complete. We refer you to the amended and restated trust agreement, the form of which is filed as an exhibit to the registration statement. You should read this description of the trust preferred securities and the amended and restated trust agreement and prospectus supplement relating to the applicable series of the trust preferred securities before you buy any trust preferred securities.

GENERAL

     Each Trust may issue only one series of trust preferred securities having terms described in the prospectus supplement. The trust agreement of each Trust will authorize the administrative trustees, on behalf of the Trust, to issue the trust preferred securities of the Trust. The trust preferred securities of each Trust will have such terms, including as relates to distributions, redemption, voting, liquidation rights and the other preferred, deferral and special rights and restrictions as is set forth in the trust agreement of the Trust.

     A prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the distinctive designation of the trust preferred securities;

     - the number of trust preferred securities issued by the Trust;
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

     - the annual distribution rate, or method of determining such rate, for trust preferred securities of the Trust;

     - the date or dates on which distributions will be payable and the record date used to determine the holders who are to receive distributions;

     - whether distributions on the trust preferred securities will be cumulative;

     - if the trust preferred securities have cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the trust preferred securities will be cumulative;

     - the amount or amounts that will be paid out of the assets of the Trust to the holders of the trust preferred securities of the Trust upon voluntary or involuntary dissolution, winding-up or termination of the Trust;

     - the terms and conditions, if any, upon which the trust preferred securities may be redeemed at our option or at the option of the holder;

     - the terms and conditions, if any, upon which the applicable series of junior subordinated notes may be distributed to the holders of the trust preferred securities;

     - the voting rights, if any, of the trust preferred securities in addition to those required by law, including:

        - the number of votes per trust preferred security; and

        - any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust agreement of the Trust;

     - the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related junior subordinated notes; and

     - any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the trust agreement of the Trust or applicable law.

     The prospectus supplement relating to the trust preferred securities being offered may specify that the trust preferred securities may be converted into our common stock upon the terms set forth in the prospectus supplement.

     All trust preferred securities offered will be guaranteed by us to the extent set forth under "Description of the Guarantees." Any material United States federal income tax considerations applicable to an offering of trust preferred securities will be described in the applicable prospectus supplement.

                         DESCRIPTION OF THE GUARANTEES

     This section describes the general terms and provisions of the guarantees. We will execute and deliver the guarantees for the benefit of the holders of the trust preferred securities. The prospectus supplement will describe the specific terms of the guarantees offered through that prospectus supplement and any general terms outlined in this section that will not apply to those guarantees.

     Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

     We have summarized specified terms and provisions of the guarantees in this section. The summary is not complete. We refer you to the form of the guarantees which is filed as an exhibit to the registration statement and the Trust Indenture Act. Each guarantee will be held by the guarantee trustee for the benefit of holders of the trust preferred securities to which it relates.

GENERAL

     Pursuant to each guarantee, we will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related trust preferred securities, the guarantee payments, to the extent these guarantee payments are not paid by, or on behalf of, the related Trust. These payments will be made by us regardless of any defense, right of set-off or counterclaim that we may have or assert against any person.

     The following payments or distributions relating to the trust preferred securities of any Trust to the extent not paid or made by, or on behalf of, the Trust are guaranteed payments which will be subject to the guarantee related to it:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities of the Trust, but if and only if and to the extent that the Trust has funds legally and immediately available to make those payments;

     - the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the Trust, but if and only to the extent the Trust has funds legally and immediately available to make that payment; and

     - upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of junior subordinated notes to the holders of trust preferred securities of the Trust or the redemption of all of the trust preferred securities of the Trust, the lesser of:

        - the total of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the Trust to the date of payment, to the extent the Trust has funds legally and immediately available to make that payment; and

        - the amount of assets of the Trust remaining available for distribution to holders of trust preferred securities of the Trust in liquidation of the Trust.

     We may satisfy our obligation to make a guarantee payment by our company directly paying the required amounts to the holders of the related trust preferred securities or by causing the related Trust to pay such amounts to such holders.

     Each guarantee will be a guarantee of the guarantee payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities. The guarantees will not apply to the payment of distributions and other payments on the trust preferred securities when the related Trust does not have sufficient funds legally and immediately available to make the distributions or other payments. IF WE DO NOT MAKE INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED NOTES HELD BY THE PROPERTY TRUSTEE UNDER ANY TRUST, THE TRUST WILL NOT MAKE DISTRIBUTIONS ON ITS TRUST PREFERRED SECURITIES.

SUBORDINATION

     Our obligation under each guarantee to make the guarantee payments will be an unsecured obligation of our company and will rank:

     - subordinate and junior in right of payment to all other liabilities of our company, including the junior subordinated notes, except those obligations or liabilities ranking equal to or subordinate by their terms;

     - equal with the most senior preferred or preference stock now outstanding or issued by us after the date of this prospectus and with any guarantee entered into by us now or after the date of this prospectus in respect of any preferred or preference securities of any of our affiliates; and

     - senior to all of our common stock.

     The terms of the trust preferred securities will provide that each holder of trust preferred securities by accepting the trust preferred securities agrees to the subordination provisions and other terms of the guarantee related to subordination.

     Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

AMENDMENTS AND ASSIGNMENT

     For any changes that materially and adversely affect the rights of holders of the related trust preferred securities, each guarantee may be amended only if there is prior approval of the holders of more than 50% in liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of our company and will inure to the benefit of the holders of the related trust preferred securities then outstanding. We may only assign our obligations under a guarantee in connection with a consolidation, merger, conveyance, transfer or lease that is permitted under the applicable subordinated note indenture.

TERMINATION

     Each guarantee will terminate and will have no further force and effect as to the related trust preferred securities upon:

     - full payment of the redemption price of all trust preferred securities;

     - distribution of junior subordinated notes to the holders of all trust preferred securities; or

     - full payment of the amounts payable upon liquidation of the related
       Trust.

     Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid with respect to the trust preferred securities or under the guarantee.

EVENTS OF DEFAULT

     Each guarantee provides that an event of default under a guarantee occurs upon our failure to perform any of our payment obligations under the applicable guarantee.

     The holders of 50% or more in liquidation amount of the trust preferred securities to which any guarantee relates may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or may direct the exercise of any trust or power conferred upon the guarantee trustee in respect of the guarantee.

     Any holder of the related trust preferred securities may institute a legal proceeding directly against our company to enforce its rights under such guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

     The holders of 50% or more in liquidation amount of trust preferred securities of any series may, by vote, on behalf of the holders of all the trust preferred securities of the series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     Prior to an event of default with respect to any guarantee and after the curing or waiving of all events of default with respect to the guarantee, the guarantee trustee may perform only the duties that are specifically set forth in the guarantee.

     Once a guarantee event of default has occurred and is continuing, the guarantee trustee is to exercise, with respect to the holder of the trust preferred securities of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which may be incurred by the guarantee trustee by a holder of the related trust preferred securities, the guarantee trustee is not required to exercise any of its powers under any guarantee at the request of the holder. Additionally, the guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that it is not assured repayment or adequate indemnity.

     The Chase Manhattan Bank, the guarantee trustee, and its affiliates also serve as property trustee, as senior note indenture trustee, as Delaware trustee and as subordinated note indenture trustee. Our company and some of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank.

GOVERNING LAW

     Each guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

THE AGREEMENTS AS TO EXPENSES AND LIABILITIES

     Under an agreement as to expenses and liabilities to be entered into by us under each trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom each Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the related trust preferred securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of such trust preferred securities or such other similar interests, as the case may be.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                THE JUNIOR SUBORDINATED NOTES AND THE GUARANTEES

     As long as payments of interest and other payments are made when due on each series of junior subordinated notes issued to a Trust, these payments will be sufficient to cover distributions and payments due on the related trust preferred securities of each Trust primarily because of the following factors:

     - the total principal amount of each series of junior subordinated notes will be equal to the sum of the total stated liquidation amount of the related trust preferred securities;

     - the interest rate and interest and other payment dates on each series of junior subordinated notes will match the distribution rate and distribution and other payment dates for the related trust preferred securities;

     - based on the agreements as to expenses and liabilities, we, as issuer of the junior subordinated notes, will pay, directly or indirectly, all costs, expenses, debts and obligations of each Trust other than with respect to the trust preferred securities; and

     - each trust agreement provides that the securities trustees thereunder will not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions and other payments due on the trust preferred securities, to the extent funds are legally and immediately available, will be guaranteed by us as to the extent set forth under "Description of the Guarantees."

     If we do not make interest payments on any series of junior subordinated notes, the related Trust will not have sufficient funds to pay distributions on its trust preferred securities. Each guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the related Trust has sufficient funds legally and immediately available for the payment of such distributions.

     If we fail to make interest or other payments on any series of junior subordinated notes when due (taking into account any extension period as described in the applicable prospectus supplement), the holders of the related trust preferred securities may direct the property trustee to enforce its rights under the junior subordinated notes of the series.

     If the property trustee fails to enforce its rights under any series of junior subordinated notes, to the fullest extent permitted by applicable law, any holder of related trust preferred securities may institute a legal proceeding directly against us to enforce the property trustee's rights under such series of junior subordinated notes without first instituting any legal proceeding against the property trustee or any other person or entity.

     Notwithstanding the foregoing, a holder of trust preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to the holder of principal of premium, if any, or interest on junior subordinated notes of the related series having a principal amount equal to the total stated liquidation amount of the trust preferred securities of such holder on or after the due dates specified in the junior subordinated notes of such series.

     If we fail to make interest or other payments under any guarantee, the guarantee provides that the holders of the trust preferred securities to which the guarantee relates may direct the guarantee trustee to enforce its rights thereunder. In addition, any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the related guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

     Each guarantee, the subordinated note indenture, the junior subordinated notes of the related series, the related trust agreement and the related agreement as to expenses and liabilities, constitute a full and unconditional guarantee by our company of the payments due on the related series of trust preferred securities.

     Upon any voluntary or involuntary dissolution, winding-up or termination of any Trust, unless junior subordinated notes of the related series are distributed in connection therewith, the holders of trust preferred securities will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable prospectus supplement.

     Upon any voluntary or involuntary liquidation or bankruptcy of our company, the property trustee, as holder of the related series of junior subordinated notes, would be a subordinated creditor of our company, subordinated in right of payment to all senior indebtedness, but entitled to receive payment in full of principal premium, if any, and interest, before any of our stockholders receive payments or distributions. Because we are guarantor under each guarantee and have agreed to pay for all costs, expenses and liabilities of each Trust, other than the Trust's obligations to holders of the trust preferred securities, pursuant to the related agreement as to expenses and liabilities, the positions of a holder of trust preferred securities and a holder of junior subordinated notes of the related series relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of our company would be substantially the same.

     A default or event of default under any senior indebtedness would not constitute a default or event of default under the subordinated note indenture. In the event of payment defaults under, or acceleration of, senior indebtedness, the subordination provisions of the junior subordinated notes provide that no payments may be made in respect of the junior subordinated notes until such senior indebtedness has been paid in full or any payment default has been cured or waived. Failure to make required payments on the junior subordinated notes of any series would constitute an event of default under the subordinated note indenture with respect to the junior subordinated notes of such series, except that failure to make interest payments on the junior subordinated notes of such series will not be an event of default during an extension period as described in the applicable prospectus supplement.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     This section describes the general terms and provisions of our stock purchase contracts and stock purchase units that may be offered by this prospectus. When we offer to sell a particular series of the stock purchase contracts or stock purchase units, we will describe the specific terms of the series in a supplement to this prospectus. The description in the applicable supplement to this prospectus will be a summary and reference will be made to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the stock purchase contracts or stock purchase units.

GENERAL

     We may issue and sell, from time to time, stock purchase contracts, representing contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of our common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specified formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units. The stock purchase units will consist of the following:

     - a stock purchase contract; and

     - one or more of the following, each of which secures the holders' obligations to purchase the common stock under the stock purchase contracts:

        - senior notes;

        - junior subordinated notes;

        - trust preferred securities; or

        - debt obligations of third parties, including U.S. treasury securities.

     The stock purchase contracts may require (1) us to make periodic payments to holders of the stock purchase units or (2) the holders of the stock purchase units to make periodic payments to us. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner.

                       DESCRIPTION OF THE PREFERRED STOCK

     We are authorized by our Amended and Restated Certificate of Incorporation to issue 100 million shares of preferred stock having a par value of $0.01 per share.

     As of today, we have not issued any shares of preferred stock. Subject to limitations prescribed by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, our board of directors is authorized to fix the number of shares constituting each class or series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of our board of directors or a committee authorized by our board of directors. The preferred stock when offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights. The board of directors can authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interest or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

     We will describe in a prospectus supplement some or all of the following terms of the class or series of preferred stock being offered:

     - title;

     - stated value;

     - the number of shares offered;

     - the liquidation preference per share;

     - the purchase price;

     - the dividend rates, periods and/or payment dates or methods of calculation of the dividend rates;

     - whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

     - the procedures for any auction or remarketing, if any;

     - the provisions for a sinking fund, if any;

     - the provisions for redemption, if applicable;

     - any listing of the preferred stock on any securities exchange or market;

     - the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or manner of calculation of the conversion price, and conversion period;

     - the terms and conditions, if applicable, upon which preferred stock will be exchanged into debt securities, including the exchange price, or manner of calculating the exchange price, and the exchange period;

     - voting rights, if any;

     - any material and/or special United States federal income tax considerations;

     - the relative ranking and preferences of the preferred stock as to dividend rights upon liquidation, dissolution or winding up of our affairs;

     - any limitations on issuance of any class or series of preferred stock ranking senior to or equal to the series of preferred stock as to dividend rights upon liquidation, dissolution or winding up of our affairs; and

     - any other specific terms, preferences, rights, limitations or restrictions.

     Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

     - senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company;

     - equal to all equity securities issued by us, the terms of which specifically provide that those equity securities will rank equal to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company; and

     - junior to all equity securities issued by us, the terms of which specifically provide that those equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company.

                        DESCRIPTION OF THE COMMON STOCK

GENERAL

     Pursuant to our Amended and Restated Certificate of Incorporation, we are authorized to issue 400 million shares of common stock having a par value of $0.01 per share. Our common stock is listed on the New York Stock Exchange under the trading symbol "MNY." The transfer agent and registrar for our common stock is EquiServe Trust Company.

DIVIDENDS

     Subject to the preferential rights of any holders of any outstanding series of our preferred stock, each holder of common stock is entitled to receive dividends, if declared by our board of directors, out of funds that we can legally use to pay dividends. Dividends may be paid in cash, property or shares of our capital stock.

     Our board of directors adopted a resolution expressing our intention to declare in lieu of quarterly dividends, an annual cash dividend of $0.40 per share, plus an enhancement to fairly compensate shareholders from a cash-flow perspective, on the common stock commencing in 2000. The declaration of dividends will be reviewed periodically by our board of directors in light of our earnings, financial condition and capital requirements. A dividend may be adjusted or eliminated at the discretion of our board of directors on the basis of these or other considerations. We can not promise you that our board of directors will declare dividends in the future and if dividends are declared by our board of directors, the amount of those dividends.

     As a holding company, our ability to meet our cash requirements and pay dividends on the common stock will depend in large part upon the receipt of dividends and other payments from our subsidiaries. The payment of dividends by our subsidiaries to us is regulated under state insurance law.

VOTING RIGHTS

     The holders of common stock will possess exclusive voting rights in our company, except to the extent that our board of directors will have designated voting power with respect to any

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

preferred stock issued. Each holder of common stock is entitled to one vote for each share of stock registered in that holder's name on our books on each matter submitted for a vote of holders of common stock.

     Generally, the presence in person or by proxy of the holders of record entitled to exercise at least one-third of the voting power of our company at a meeting of stockholders constitutes a quorum for the transaction of business of that meeting. Generally, all matters to be voted on by stockholders must be approved by a majority vote, or, in the case of the election of directors, by a plurality. Stockholders will not have any right to cumulate votes in the election of directors.

LIQUIDATION RIGHTS

     In the event of liquidation, dissolution or winding-up of our company, the holders of the common stock will be entitled to share proportionately in the distribution of all assets of our company remaining after payment of all of our company's debts and liabilities and of all sums to which holders of any preferred stock may be entitled.

PREEMPTIVE RIGHTS

     Holders of the common stock will not generally be entitled to preemptive rights with respect to any shares of capital stock which may be issued by us.

RIGHTS AGREEMENT

     Each share of our common stock, including those that may be issued in an offering under this prospectus, carries with it one preferred share purchase right. If these rights become exercisable, each right entitles the registered holder to purchase one one-hundredth of a share of our Series A Junior Preferred Stock (subject to a proportionate decrease in the fractional number of shares of Series A Junior Preferred Stock that may be purchased if a stock split, stock dividend or similar transaction occurs with respect to the common stock and a proportionate increase in the event of a reverse stock split). Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the right. The description and terms of the rights are described in the Rights Agreement, dated as of November 10, 1998, between us and First Chicago Trust Company of New York, as rights agent. The Rights Agreement is filed as an exhibit to the registration statement.

     The rights trade automatically with shares of our common stock. A holder of common stock may exercise the rights only under the circumstances described below. The rights are designed to protect the interests of our company and shareholders against coercive takeover tactics. The rights are also designed to encourage potential acquirors to negotiate with our board of directors before attempting a takeover and to increase the ability of our board of director to negotiate terms of any proposed takeover that benefit our shareholders. The rights may, but are not intended to, deter takeover proposals that may be in the interests of our shareholders.

     Shares of Series A Junior Preferred Stock will rank junior to all other series of our preferred stock, including any preferred shares offered under this prospectus, if our board of directors, in creating such preferred stock, provides that they will rank senior to the Series A Junior Preferred Stock.

     The purchase price for each one one-hundredth of a share of Series A Junior Preferred Stock is $96. We must adjust the purchase price if specified events occur, such as:

     - if we pay stock dividends on the Series A Junior Preferred Stock or effect a stock split or reverse stock split with respect to the Series A Junior Preferred Stock; or

     - if we issue any shares of our capital stock in a reclassification of the Series A Junior Preferred Stock.

     Holders may exercise their rights only following a distribution date. A distribution date will occur on the earlier of the following: (1) a person or group acquires 15% or more of the outstanding shares of our common stock or (2) a person or group makes or announces an offer to purchase our common stock, which, if successful, would result in the acquisition of 15% or more of the outstanding shares of our common stock. However, a distribution date will not occur, and the rights cannot be exercised, as long as our board of directors has the ability to redeem the rights, as described below.

     The rights have some additional features that will be triggered upon the occurrence of specified events, including:

     - if a person or group acquires 15% or more of the outstanding shares of our common stock, holders of the rights, other than such person or group, may purchase our common stock (instead of our Series A Junior Preferred Stock) at 50% of the market value of the purchased common stock;

     - if a person or group acquires 15% or more of the outstanding shares of our common stock, our board of directors may, at any time before the person or group acquires 50% or more of the outstanding shares of common stock, exchange all or part of the rights (other than rights held or previously held by the 15% or greater shareholder) for common stock at an exchange ratio equal to one common share per right, subject to adjustment; and

     - if our company is involved in specified business combinations or the sale of 50% or more of our assets or earning power, the holders of the rights may purchase common stock of the acquiror or an affiliated company at 50% of market value.

     Any time before a person or group acquires 15% or more of the outstanding shares of common stock, our board of directors may redeem the rights in whole, but not in part, at a rights redemption price of $0.01 per right, subject to adjustment for stock dividends, stock splits and similar transactions. Our board of directors in its sole discretion may establish the effective time, basis and conditions of the redemption. Immediately upon redemption of the rights, the holder (1) can no longer exercise such rights and (2) can only receive the redemption price.

     The rights will expire on November 10, 2008, unless we redeem them before then. Our board of directors may amend the terms of the rights without the consent of the holders of the rights at any time before the distribution date in any manner our board of directors deems desirable. Our board of directors may amend the terms of the rights without the consent of the holders of the rights after the distribution date only if the amendment does not adversely affect the interests of the holders of the rights.

                              PLAN OF DISTRIBUTION

     We and each Trust may sell the senior notes, junior subordinated notes, trust preferred securities, preferred stock or common stock offered pursuant to this prospectus in one or more of the following ways from time to time:

     - through underwriters or dealers;

     - directly to institutional purchasers or to a single purchaser; or

     - through agents.

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

     The prospectus supplement with respect to each series of securities will set forth the terms of the offering of the securities, including:

     - the name or names of any underwriters or agents;

     - the purchase price of the securities and the proceeds to us or the applicable Trust from the sale;

     - any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

     - any initial public offering price; and

     - any discounts or concessions allowed or realized or paid to dealers and any securities exchange on which the securities may be listed.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone.

     Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase any series of securities described in the applicable prospectus supplement will be subject to conditions precedent and the underwriters will be obligated to purchase all of the series of the securities, if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers, agents and remarketing firms may be entitled, under agreements entered into with us and/or the applicable Trust, or both, to indemnification against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, agents and remarketing agents may engage in transactions with, or perform services for, us and/or any Trust in the ordinary course of business.

     Each series of securities, except for the common stock which is traded on the New York Stock Exchange, will be a new issue of securities and will have no established trading market. Any underwriters to whom those securities are sold for public offering and sale may make a market in them, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, except for the common stock which are traded on the New York Stock Exchange, may or may not be listed on a national securities exchange.

                                 LEGAL MATTERS

     Richards, Layton & Finger, P.A., Wilmington, Delaware, will issue an opinion to the Trusts regarding specified matters of Delaware law in connection with this offering including the validity of the trust preferred securities. Dewey Ballantine LLP, New York, New York, will issue an opinion to us regarding specified matters relating to the senior notes, the junior subordinated notes, the guarantees, the common stock and the preferred stock. Specified legal matters will be passed on behalf of the underwriters by a law firm to be chosen by the underwriters at the time of the offering.

                                    EXPERTS

     The consolidated financial statements of The MONY Group Inc. and our subsidiaries, included in our report on Form 10-K for the fiscal year ended December 31, 1998 referred to above have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report dated February 15, 1999, except for Note 18(b), as to which the date is March 22, 1999, accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Securities and Exchange Commission.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the senior notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           -------------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                       Page
                                       ----
The MONY Group Inc. .................   S-2
Company Strategy.....................   S-4
Selected Consolidated Financial
  Information........................   S-6
Recent Developments..................   S-9
Capitalization.......................  S-11
Ratio of Earnings to Fixed Charges...  S-11
Use of Proceeds......................  S-12
Description of the Senior Notes......  S-13
Underwriting.........................  S-18
Legal Opinions.......................  S-19
                Prospectus
About This Prospectus................     3
The MONY Group Inc...................     4
Risk Factors.........................     5
Where You Can Find More
  Information........................    15
Special Note Regarding Forward
  Looking Statements.................    16
Ratio of Earnings to Fixed Charges...    17
The Trusts...........................    18
Accounting Treatment of Trusts.......    19
Use of Proceeds......................    19
Description of the Senior Notes......    20
Description of the Junior
  Subordinated Notes.................    28
Description of the Trust Preferred
  Securities.........................    40
Description of the Guarantees........    41
Relationship Among the Trust
  Preferred Securities, the Junior
  Subordinated Notes and the
  Guarantees.........................    44
Description of the Stock Purchase
  Contract and Stock Purchase
  Units..............................    46
Description of the Preferred Stock...    47
Description of the Common Stock......    48
Plan of Distribution.................    50
Legal Matters........................    51
Experts..............................    52

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                                  $300,000,000
                              THE MONY GROUP INC.
                               8.35% Senior Notes

                               due March 15, 2010
                           -------------------------
                             PROSPECTUS SUPPLEMENT
                           -------------------------
                              GOLDMAN, SACHS & CO.
                          DONALDSON, LUFKIN & JENRETTE
                             CHASE SECURITIES INC.
                          FIRST UNION SECURITIES, INC.

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